Exhibit 2.1

SECURITIES PURCHASE AGREEMENT,

dated as of January 31, 2026,

by and among

FACET GROUP HOLDINGS II LLC,

FACET HOLDINGS II B.V.,

and

DONALDSON COMPANY, INC.

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

-iii-

INDEX OF DEFINED TERMS

Defined Terms	Sections
Accounting Firm	Section 2.5(e)
Accounting Principles	Section 1.1
Acquired Companies	Section 1.1
Actual Closing Amount	Section 1.1
Actual Closing Schedule	Section 2.5(b)
Adjustment Holdback Amount	Section 1.1
Affiliate	Section 1.1
Agreed Tax Treatment	Section 6.3(b)
Agreement	Preamble
Allocation	Section 6.3(e)
Ancillary Documents	Section 1.1
Antitrust Expenses	Section 5.2(a)
Antitrust/FDI Laws	Section 1.1
Attorney-Client Communication	Section 1.1
Benefit Plan	Section 1.1
Business Day	Section 1.1
Buyer	Preamble
Buyer Certificate	Section 2.4(b)(iii)
Buyer Employee Agreement	Section 1.1
Buyer Entities	Section 1.1
Buyer Fundamental Representations	Section 7.2(a)
Buyer Related Parties	Section 1.1
Buyer Released Claims	Section 1.1
Buyer Releasee	Section 8.3
Buyer Releasor	Section 8.3
Cash	Section 1.1
Closing Certificates	Section 1.1
Closing Date	Section 2.3
Closing	Section 2.3
COBRA	Section 3.17(i)
Code	Section 1.1
Commercial Tax Agreement	Section 1.1
Company	Recitals
Company Counsel	Section 1.1
Confidentiality Agreement	Section 1.1
Confidential Information	Section 6.6
Contract	Section 1.1
Covered Party	Section 6.2(a)
COVID-19	Section 1.1
Current Assets	Section 1.1
Current Liabilities	Section 1.1
D&O Insurance	Section 6.2(c)
Determination Time	Section 1.1
Employee Plan	Section 1.1
Employee	Section 1.1
Enterprise Value	Section 2.2
Environmental Laws	Section 1.1
Equity Securities	Section 1.1

-iv-

INDEX OF DEFINED TERMS

(continued)

Defined Terms	Sections
ERISA	Section 1.1
Estimated Cash	Section 2.5(a)
Estimated Closing Amount	Section 1.1
Estimated Closing Schedule	Section 2.5(a)
Estimated Indebtedness	Section 2.5(a)
Estimated Net Working Capital	Section 2.5(a)
Estimated Transaction Expenses	Section 2.5(a)
Example Net Working Capital Calculation	Section 1.1
External Events	Section 1.1
Facet BV	Recitals
Facet US	Recitals
Final Closing Schedule	Section 2.5(e)
Financial Statements	Section 3.7(a)
Fraud	Section 1.1
GAAP	Section 1.1
Governmental Entity	Section 1.1
Highly Paid Employees	Section 3.16(a)
HSR Act	Section 1.1
Income Tax Liability Amount	Section 1.1
Income Taxes	Section 1.1
Indebtedness	Section 1.1
Intellectual Property	Section 1.1
International Securities	Recitals
IRS	Section 3.17(d)
Knowledge	Section 1.1
Law	Section 1.1
Leased Real Property	Section 3.15(b)
Lien	Section 1.1
Material Adverse Effect	Section 1.1
Material Contract	Section 1.1
Most Recent Balance Sheet	Section 3.7(a)
Net Working Capital	Section 1.1
Net Working Capital Lower Boundary	Section 1.1
Net Working Capital Upper Boundary	Section 1.1
Nonparty Affiliate	Section 1.1
Notarial Deed	Section 2.4(a)(ii)
Order	Section 1.1
Organizational Documents	Section 1.1
OUS Seller	Preamble
Outside Date	Section 7.5(e)
Owned Intellectual Property	Section 3.13(a)
Owned Real Property	Section 3.15(a)
Pandemic Measures	Section 1.1
Party	Section 1.1
Paul Hastings	Section 9.15(a)
Payoff Indebtedness	Section 1.1
Permit	Section 1.1

-v-

INDEX OF DEFINED TERMS

(continued)

Defined Terms	Sections
Permitted Liens	Section 1.1
Person	Section 1.1
Post-Closing Tax Period	Section 1.1
Pre-Closing Covenants	Section 8.1
Pre-Closing Period	Section 5.13
Pre-Closing Tax Period	Section 1.1
Protest Notice	Section 2.5(d)
Purchase Price	Section 2.2
R&W Policy	Section 6.5
Real Property	Section 3.15(b)
Real Property Leases	Section 3.9(a)(iii)
Releasees	Section 8.4
Representatives	Section 1.1
Required Antitrust/FDI Laws	Section 5.2(a)
Restricted Party	Section 1.1
Restricted Party Lists	Section 1.1
Retained Rights	Section 8.1
Securities	Recitals
Seller	Preamble
Seller Certificate	Section 2.4(a)(v)
Seller Disclosure Schedules	Section 1.1
Seller Fundamental Representations	Section 7.1(a)
Seller Parties	Section 6.6
Seller Related Parties	Section 1.1
Seller Released Claims	Section 8.4
Seller Releasee	Section 8.4
Seller Releasor	Section 8.4
Sellers’ Knowledge	Section 1.1
Specified Courts	Section 9.6
Straddle Period	Section 1.1
Suit	Section 1.1
Tax or Taxes	Section 1.1
Tax Returns	Section 1.1
Transaction Deductions	Section 1.1
Transaction Expenses	Section 1.1
Transaction Matters	Section 1.1
Transfer Taxes	Section 1.1
Treasury Regulations	Section 1.1
U.S. or United States.	Section 1.1
U.S. Securities	Recitals
U.S. Seller	Preamble
Willful Breach	Section 1.1

-vi-

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (the “Agreement”), dated as of January 31, 2026, is by and among Facet Group Holdings II LLC, a Delaware limited liability company (“U.S. Seller”), Facet Holdings II B.V., an entity organized and existing under the laws of the Netherlands (“OUS Seller” and, together with U.S. Seller, “Sellers” and each, a “Seller”), and Donaldson Company, Inc., a Delaware corporation (“Buyer”).

RECITALS

1. U.S. Seller is the owner of all of the issued and outstanding equity interests (the “U.S. Securities”) of Facet (Oklahoma) LLC, a Delaware limited liability company (“Facet US”).

2. OUS Seller owns all of the issued and outstanding equity interests (the “International Securities” and together with the U.S. Securities, the “Securities”) of Facet Netherlands B.V., an entity organized and existing under the laws of the Netherlands (“Facet BV”).

3. U.S. Seller desires to sell, and Buyer desires to purchase, the U.S. Securities on the terms and subject to the conditions set forth in this Agreement, and immediately thereafter, OUS Seller desires to sell to Buyer (or its designee), and Buyer desires to purchase (or direct its designee to purchase) from OUS Seller, all of the International Securities on the terms and subject to the conditions set forth herein.

AGREEMENTS

In consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.1.

“Accounting Principles” means the accounting principles, practices, policies, procedures, conventions, classifications, estimation techniques, judgments and methodologies specifically set forth in Exhibit A.

“Acquired Companies” means, collectively, (i) Facet US and (ii) Facet BV and its Subsidiaries.

“Actual Closing Amount” means an amount equal to (a) the Enterprise Value; minus (b) the amount, if any, by which Net Working Capital as finally determined pursuant to Section 2.5 is less than the Net Working Capital Lower Boundary; plus (c) the amount, if any, by which Net Working Capital as finally determined pursuant to Section 2.5 is greater than the Net Working Capital Upper Boundary; plus (d) Cash as finally determined pursuant to Section 2.5; minus (e) Indebtedness outstanding as of immediately prior to the Closing as finally determined pursuant to Section 2.5; minus (f) Transaction Expenses as finally determined pursuant to Section 2.5; minus (g) the Adjustment Holdback Amount.

“Adjustment Holdback Amount” means an amount equal to $2,000,000.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person. To “control” means to possess, directly or indirectly, the power to direct the management and policies of a Person whether though the ownership of voting securities, by Contract or otherwise.

“Ancillary Documents” means the Closing Certificates and the other agreements, instruments and documents delivered at the Closing pursuant to this Agreement.

“Antitrust/FDI Laws” means the HSR Act, the Sherman Antitrust Act, the Clayton Antitrust Act, the Federal Trade Commission Act, foreign direct investment Laws and any other United States federal or state or foreign statutes, rules, regulations, Orders, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade, lessening of competition through merger or acquisition or regarding foreign direct investment.

“Attorney-Client Communication” means any communication occurring on or prior to Closing between any Company Counsel on the one hand, and any Seller, any Acquired Company or any of their respective Affiliates or Representatives, on the other hand, that directly or indirectly relates to any Transaction Matter, including any representation, warranty covenant, agreement or disclosure of any Party in connection with this Agreement, any Ancillary Document, the Seller Disclosure Schedules or any related agreement, document or schedule.

“Benefit Plan” means each (a) “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, but whether or not subject to ERISA), and each plan, program, policy, practice, Contract or other arrangement providing for employment, individual consulting, bonus, phantom equity or other compensatory equity or equity-related awards, stock purchase, restricted stock, options, restricted units, profits interests, commission or other incentive, deferred compensation, retiree medical or life insurance, retirement, pension, health or welfare benefit, supplemental retirement, severance, profit sharing, vacation or other paid time off, fringe benefits, employee loans or other employee benefits, whether written or unwritten, funded or unfunded, in each case, that is entered into, sponsored, maintained, administered, contributed or required to be contributed to by any Acquired Company for the benefit of any Service Provider, or with respect to which any Acquired Company has any Liability; provided that in no event shall any Ancillary Document constitute a Benefit Plan.

“Books and Records” means books of account, general, financial and operating records, invoices and other documents, records and files of the Acquired Companies.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks located in Chicago, Illinois are authorized or required by Law to close.

“Buyer Employee Agreement” means any employment agreement, incentive equity agreement or other agreement executed by, on behalf of, or at the direction of, any Buyer Related Party.

“Buyer Entities” means Buyer and any of its “associates” or “affiliates” (each as defined in 16 C.F.R. § 801.1(d)).

“Buyer Related Parties” means, collectively, Buyer, each of the direct and indirect equity holders and Affiliates (including, after the Closing, the Acquired Companies) of Buyer and each of the incorporators, members, partners, equity holders, Affiliates or current, former or future Representatives of, or any lender to, any of the foregoing.

“Cash” means, as of the Determination Time, all cash and cash equivalents of the Acquired Companies, as determined in accordance with the Accounting Principles, excluding the effects of transactions on the Closing Date before the Closing outside of the ordinary course of business.

“Closing Certificates” means, collectively, the Seller Certificate and Buyer Certificate.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Counsel” means (a) any Employee of an Acquired Company or any employee of any Affiliates of an Acquired Company who provides or provided legal advice to any Acquired Company and (b) Paul Hastings LLP.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated November 19, 2025, by and between Buyer, and an Affiliate of Sellers designated “Project Runway” therein.

“Contract” means any agreement that constitutes a contract under applicable Law.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions, variants or mutations thereof and/or related or associated epidemics, pandemics, public health emergencies or disease outbreaks.

“Credit Agreement” means that certain Credit Agreement, dated as of March 29, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among Filtration Group Corporation, a Delaware corporation, the lenders and issuing banks party thereto from time to and Goldman Sachs Bank USA, as the administrative agent and collateral agent.

“Current Assets” means any and all current assets of the Acquired Companies included in the line items (and only those line items) reflected on the illustrative statement of Example Net Working Capital Calculation; provided, however, that Current Assets shall exclude any assets with respect to (a) Cash, (b) loans or amounts receivable from Sellers, and (c) Income Taxes.

“Current Liabilities” means any and all current liabilities of the Acquired Companies included in the line items (and only those line items) reflected on the illustrative statement of Example Net Working Capital Calculation; provided, however, that Current Liabilities shall exclude any liabilities with respect to (a) Cash, (b) Indebtedness, (c) Transaction Expenses, (d) Income Taxes, (e) the D&O Insurance and (f) Excluded Payroll Taxes.

“Data Room” means that online Datasite data room titled “Project Runway” maintained by Sellers (or Sellers’ Affiliates or Representatives on Sellers’ behalf).

“Determination Time” means 12:01 a.m. on the Closing Date.

“Employee” means any employee or worker of any Acquired Company (whether salaried or hourly, and full-time or part-time), whether or not actively working or employed on the date hereof (including employees on vacation and leave of absence, including maternity, family, sick, military or disability leave), including in all cases any individual that is providing services to the business via any employee leasing arrangement, professional employer organization or similar arrangement.

“Environment” means soil, soil vapor, surface waters, groundwater, drinking water, land, stream sediments, natural resources, surface or subsurface strata, ambient air or indoor air, including any material or substance used in the physical structure of any building or improvement.

“Environmental Condition” means any presence of any Hazardous Material with respect to or on, under, at, in or migrating to or from (a) the Real Property, (b) any property previously owned, leased or operated by any Acquired Company or any of its predecessors in interest to the extent such condition of the Environment existed at the time of such ownership, lease or operation, or (c) any other real property at which any Hazardous Material generated or handled by the operation of any Acquired Company or any of its predecessors in interest prior to Closing has been handled, treated, stored, recycled or disposed of, or has otherwise come to be located, which in each case of clauses (a), (b) or (c) violates any Environmental Law or results in or involves any Release, damage, loss, cost, expense, claim, demand, order or Liability.

“Environmental Laws” means any Law relating to the Environment, public or workplace health and safety (as it relates to an exposure to Hazardous Materials) or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials, including any Law relating to the presence, Release, storage, use, treatment, transportation, management, handling, generation, production, manufacture, importation, sale, distribution, labeling, recycling, processing, control or cleanup of or exposure to Hazardous Materials (or products containing Hazardous Materials).

“Equity Securities” means with respect to an entity, if such entity is a corporation, shares of capital stock of such corporation and, if such entity is a form of entity other than a corporation, ownership interests in such form of entity, whether membership interests, partnership interests or otherwise, as the case may be.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) (a) under common control within the meaning of Section 4001(b)(1) of ERISA with any Acquired Company or (b) which together with any Acquired Company is treated as a single employer under Section 414(t) of the Code, in each case, as of the date of this Agreement.

“Estimated Closing Amount” means an amount equal to (a) the Enterprise Value; minus (b) the amount, if any, by which Estimated Net Working Capital is less than the Net Working Capital Lower Boundary; plus (c) the amount, if any, by which Estimated Net Working Capital is greater than the Net Working Capital Upper Boundary; plus (d) Estimated Cash; minus (e) Estimated Indebtedness; minus (f) Estimated Transaction Expenses; minus (g) the Adjustment Holdback Amount.

“Example Net Working Capital Calculation” means the calculation set forth on Exhibit B.

“Excluded Payroll Taxes” means any Taxes due under Section 3111(a) of the Code with respect to any compensatory payments made in connection with the transactions contemplated by this Agreement with respect to any Employee in the event that the sum of (a) such compensatory payments and (b) such Employee’s wages from the Acquired Companies for the 2025 Tax year equals or exceeds $176,100.

“Fraud” means an actual and intentional common law fraud under Delaware Law committed by a Party in the making of any representation or warranty set forth in Article III or Article IV, as applicable, and requires, (a) a false representation of a material fact in Article III or Article IV, as applicable; (b) actual knowledge of the Party making such representation that such representation is false; (c) the intention of the Party making such representation to induce the Party to whom such representation is made to act or refrain from acting in reliance upon it; (d) causing that Party, in reasonable reliance upon such false representation and with no knowledge of the falsity of such representation, to take or refrain from taking action; and (e) causing such Party to suffer damage by reason of such reliance. Without limiting the generality of the foregoing, in no event shall “Fraud” include any claim for equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, fraud by omission, reckless or negligent misrepresentation or any tort (including a claim for fraud) based on negligence or recklessness.

“GAAP” means accounting principles generally accepted in the United States as in effect from time to time.

“Government Contract” means any Contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, blanket purchase agreement, purchase order, delivery order, task order, grant, cooperative agreement, change order or other funding vehicle between any Acquired Company and (a) a Governmental Entity, (b) any prime contractor of a Governmental Entity with respect to any Government Contract of a type described in clause (a) above, or (c) any subcontractor at any tier with respect to any Government Contract of a type described in clause (a) or (b) above. A task, purchase or delivery order under a Government Contract will not constitute a separate Government Contract for purposes of this definition, but will be part of the Government Contract to which it relates, unless there is no such Government Contract under which such task, purchase or delivery order was delivered or to which it relates.

“Government Official” means (a) any officer or employee of a Governmental Entity or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization; (b) any political party, political party official or candidate for political office, or political campaign; or (c) any person acting in an official capacity for or on behalf of any Governmental Entity or any department, agency or instrumentality or on behalf of any such public organization thereof.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of any United States federal, state, municipal or local government or any foreign, international, multinational or other government, including any department, commission, board, agency, bureau, official or other regulatory (including self-regulatory), administrative or judicial authority thereof.

“Hazardous Material” means any substance, material or waste which is regulated or gives rise to liability under any Environmental Law, including any (a) asbestos or asbestos-containing materials; (b) petroleum or petroleum-containing materials; (c) radiation or radioactive materials; (d) harmful biological agents, including toxic mold; (e) polychlorinated biphenyls; (f) per- and polyfluoroalkyl substances subject to regulation or a standard or that could give rise to liability under applicable Environmental Law; and (g) any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “regulated substance,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “pollutant,” “toxic waste,” “toxic substance” or similar term under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Taxes” means any (i) U.S. federal, state, local or non-U.S. Tax imposed on, measured by (in whole or part), with reference to or otherwise based on income, profits, gains, receipts or franchise in lieu of any of the foregoing and (ii) withholding Taxes imposed by reference to any of the items set forth in clause (i) of another person (other than wages). For the avoidance of doubt, Income Taxes shall not include any sales and use, value added, and similar Taxes.

“Indebtedness” means any of the following without duplication: (a) any obligations of any Acquired Company in respect of the unpaid principal amount of all indebtedness for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and any other amounts payable to the applicable lender in connection therewith); (b) any obligations of any Acquired Company evidenced by bonds, debentures, notes or other similar instruments; (c) all obligations of any Acquired Company in respect of letters of credit, banker’s acceptances, surety bonds, fidelity bonds or similar instruments, in each case, to the extent drawn and not repaid; (d) any obligations of any Acquired Company as lessee under leases that are required by the Accounting Principles to be treated as capital leases (but excluding any lease obligations required to be reported as obligations as a result of FASB Accounting Standards Codification Topic 842, Accounting for Leases); (e) any obligations of any Acquired Company in respect of any deferred purchase price for any business or line of business, including any earn-out and holdback obligations or contingency payments; (f) any unfunded or underfunded obligations of any Acquired Company in respect of any defined benefit pension plan or nonqualified deferred compensation plan, determined in accordance with the GAAP accounting and actuarial assumptions used for such purposes in the Financial Statements; (g) all obligations of any Acquired Company that are secured by, contingent or otherwise, a Lien (other than Permitted Liens); (h) any obligations of any Acquired Company associated with factoring or discounting of accounts receivables; (i) any obligations of any Acquired Company for accrued or unpaid dividends or other distributions (other than to any Acquired Company) or any amounts owed to the Sellers or their Affiliates (other than any Acquired Company) but excluding, for the avoidance of doubt, any accounts payable to any Seller or their Affiliates (other than any Acquired Company) to the extent such accounts payable are included in Net Working Capital; (j) Pre-Closing Income Taxes; (k) any guaranty by any Acquired Company of any of the foregoing of another Person (in the case of clause (c), solely to the extent such obligation is drawn and not repaid); (l) the net amount of any obligations (which shall not be less than zero), valued at the termination value thereof, of any Acquired Company under any interest rate protection agreements and currency obligation swaps, commodities or securities, hedges, derivatives, collars, caps, forward contracts or similar arrangements; and (m) any accrued and unpaid interest, fees and other expenses, including prepayment penalties, premiums, make-whole payments and breakage fees due and payable with respect to any indebtedness described in the foregoing clauses (a) through (l); provided, however, that in no event shall Indebtedness include any (i) obligation in respect of any guaranty, letter of credit, banker’s acceptance, surety bond, fidelity bond or similar instrument, in each case, to the extent undrawn, (ii) obligation from one Acquired Company to another Acquired Company, (iii) customer deposit, advance payment or any obligation with respect to deferred revenue, (iv) obligation for Taxes other than the Income Tax Liability Amount, (v) amount to the extent included in Transaction Expenses or Net Working Capital or (vi) obligation under the Credit Agreement with respect to which the Acquired Companies have delivered a release of liens from the lenders thereunder.

“Intellectual Property Rights” means, collectively, any and all common law or statutory rights anywhere in the world arising under or associated with the following (a)-(f) and all copies and tangible embodiments of such rights (in whatever form or medium): (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), invention disclosures, all improvements thereto, and all letters patent and pending applications for patents of the United States and all countries foreign thereto and all reissues, reexaminations, divisions, continuations, continuations-in-part and extensions thereof (“Patents”); (b) all trademarks, service marks, trade names, brand names, certification marks, trade dress, logos, slogans, and all other similar indicia of source or origin, and all applications for registrations, registrations, and renewals of the foregoing, together with all goodwill associated therewith or connected thereto or of the business symbolized thereby (“Trademarks”); (c) all published and unpublished works of authorship (including databases and software), and all applications, registrations and renewals in connection therewith (“Copyrights”); (d) all Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith registered with or assigned by any domain name registrar, domain name registry or other domain name registration authority as part of an electronic address on the Internet and all applications for any of the foregoing (“Domain Names”); (e) all mask works and all applications, registrations, and renewals in connection therewith; and (f) all trade secrets and confidential business information (including confidential ideas, research and development, know how, methods, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals) (“Trade Secrets”).

“Knowledge” means (a) when referencing Sellers’ Knowledge or any similar phrase, the actual knowledge of [•], after reasonable inquiry of their direct reports or (b) when referencing Buyer’s Knowledge or any similar phrase, the actual knowledge of [•], after reasonable inquiry of their direct reports.

“Law” means any statute, law, ordinance, rule, regulation, executive order, common law, code or treaty, in each case of any Governmental Entity.

“Liabilities” means any indebtedness, liabilities or obligations of any nature whatsoever, whether accrued or unaccrued, asserted or unasserted, fixed or unfixed, known or unknown, choate or inchoate, perfected or unperfected, liquidated or unliquidated, secured or unsecured, or otherwise (and whether or not required to be accrued on a balance sheet under GAAP), whether due or to become due, including any fines, penalties, losses, costs, interests, charges, expenses, damages, assessments, deficiency, judgments, awards or settlements, and regardless of when asserted and by whom.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, security interest, hypothecation, encumbrance, deed of trust, conditional sale, charge or any other similar restriction of any kind in respect of such property or asset; provided, however, that in any event, “Lien” shall exclude any (a) restrictions on transfer under securities Laws and (b) terms and conditions of any Organizational Document of any Acquired Company.

“Material Adverse Effect” means any change, event, occurrence or development that, individually or in the aggregate, with all other changes, events, occurrences and developments, is or would reasonably be expected to be, individually or in the aggregate, materially adverse to the business, financial condition or operations of the Acquired Companies, taken as a whole; provided that none of the following shall be taken into account in determining whether there is a Material Adverse Effect: any change, event, occurrence or development that directly or indirectly arises from (a) general business or economic conditions (including inflation or deflation) or conditions generally affecting the industry in which the Acquired Companies operate, (b) changes in financial, banking, securities or capital markets or industries (whether public or private), including any disruption thereof, any decline in the price or valuation of any security, asset class or market index or any changes in general credit availability, (c) fiscal or monetary policies, including any changes in interest rates or quantitative easing or quantitative tightening policies, (d) local, regional, national or international political, social or health conditions, including any (i) pandemic, epidemic, disease outbreak or other public health emergency (including COVID-19, any Pandemic Measure and/or any commercially reasonable action or omission of any Acquired Company in response to COVID-19 or any Pandemic Measure) or (ii) economic or financial sanctions, trade embargoes or other trade restrictions, (e) any military deployment or the engagement (whether new or continuing) by the United States or any other country in hostilities (whether or not pursuant to the declaration of a national emergency or war), espionage or proxy war, (f) the occurrence of any military attack or cyber terrorism, any act of terrorism (whether international or domestic) or any response to any of the foregoing, (g) any social unrest, (h) any natural or man-made disaster or acts of God, (i) changes in GAAP, (j) changes in Laws (clauses (a), through (j), collectively, “External Events”), (k) any failure of any Acquired Company to meet any projections or forecasts (provided that this clause (k) shall not prevent a determination that any change, event, occurrence or development underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (provided, further, that any such effect, change, event, occurrence or development is not otherwise excluded from determining whether there is a Material Adverse Effect)), (l) any action or omission taken or omitted at the express written request of Buyer, (m) the announcement or pendency of the transactions contemplated by this Agreement or the identity of the Parties and their respective Affiliates, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, agents, distributors, employees or contractors of the Acquired Companies due to the announcement or pendency of the transactions contemplated by this Agreement or the identity of the Parties and their respective Affiliates (provided that this clause (m) shall not apply to any representation or warranty (or condition to the consummation of the transactions contemplated by this Agreement relating to such representation or warranty) to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution of this Agreement or the consummation of the transactions contemplated hereby), (n) compliance by any Acquired Company with its covenants and agreements contained in this Agreement, including any actions required under this Agreement to obtain any approval, waiver or consent from any Person, (o) any matter identified in the Company Disclosure Schedules or (p) any actions by any Buyer Related Party other than any actions expressly required or that are taken to comply with this Agreement; provided that in the case of an External Event, such External Event may be taken into account to the extent it adversely affects, or would reasonably be expected to adversely affect, the Acquired Companies, taken as a whole, in a disproportionate manner relative to other similarly situated participants in the industries in which the Acquired Companies operate.

“Material Contract” means any of the Contracts listed on Schedule 3.9(a).

“Net Working Capital” means, as of the Determination Time, the difference between the Current Assets and the Current Liabilities, in each case, as determined in accordance with the Accounting Principles, excluding the effects of transactions on the Closing Date before the Closing outside of the ordinary course of business.

“Net Working Capital Lower Boundary” means $11,500,000.

“Net Working Capital Upper Boundary” means $13,500,000.

“Nonparty Affiliate” means any Seller Related Party or Buyer Related Party, in each case, other than Sellers and Buyer.

“OFAC” means the U.S. Department of the Treasury, Office of Foreign Assets Control.

“Order” means any award, injunction, judgment, decree, order, writ, stipulation, determination, ruling or verdict or other decision, in each case, issued, promulgated or entered by any Governmental Entity of competent jurisdiction specifically with respect to any Acquired Company.

“Organizational Documents” means, with respect to any entity, the certificate/deed of incorporation, articles of association, articles of incorporation, certificate of formation, articles of organization, by-laws, partnership agreement, limited liability company agreement, formation agreement and other similar organizational documents of such entity (in each case, as amended through the date of this Agreement).

“Owned Intellectual Property” has the meaning set forth in Section 3.13(a).

“Pandemic Measures” shall mean any “shelter-in-place”, “stay at home”, quarantine, workforce reduction, social distancing, shut down, closure, sequester or other conditions or restrictions, or any other Law, directive, pronouncement, guideline or recommendations by a Governmental Entity, the Centers for Disease Control and Prevention, the World Health Organization or an applicable industry group in connection with or in respect of COVID-19 or any other pandemic, epidemic, public health emergency or disease outbreak.

“Party” means each of Buyer and Sellers.

“Payoff Indebtedness” means Indebtedness of the types set forth in subsections (a)-(b) of the definition of Indebtedness.

“Permit” means any authorization, approval, consent, certificate, license, permit, grant, concession, exemption or franchise of or from any Governmental Entity.

“Permitted Liens” means (a) Liens for Taxes that are not yet due and payable, or Taxes that are being contested in good faith by appropriate actions and for which appropriate reserves have been established in accordance with GAAP, (b) statutory or contractual Liens of landlords and workers’, carriers’, materialmen’s, suppliers’ and mechanics’ or other like Liens incurred in the ordinary course of business, in respect of obligations that are not yet due and payable, or that are being contested in good faith by appropriate actions and for which appropriate reserves have been established in accordance with GAAP, (c) easements, covenants, conditions restrictions, encroachments and other similar matters of record which do not, individually or in the aggregate, materially detract from the value, of or materially interfere with the present use of, the properties they affect, (d) Liens that will be released prior to or in connection with the Closing upon delivery of the Release Letter with respect to the Credit Agreement, (e) zoning, building and other land use laws imposed by any Governmental Entity having jurisdiction over such parcel that are not violated by the current use and operation of the Real Property, that do not secure any Indebtedness and do not, individually or in the aggregate, detract from the value of the affected property or interfere with the ordinary conduct of the business of the Acquired Companies, (f) Liens identified on issued title policies, title surveys or other documents or writings recorded in the public records, (g) Liens created by, through or at the direction of Buyer or its Affiliates, (h) Liens in respect of any obligations as lessee under capitalized leases, and (i) Liens set forth on Schedule 1.1(a).

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, joint venture, an unincorporated organization or association, a Governmental Entity or any other entity or body.

“Personal Information” means any information that constitutes “personal information,” “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information” or any analogous term under any Privacy Requirements.

“Privacy Requirements” means (a) all applicable Laws, Orders or Permits legally binding on the Acquired Companies and relating to the Processing of Personal Information, data privacy, cybersecurity, the privacy of electronic communications or the transmission of marketing messages through any means, in any jurisdiction in which the Acquired Companies operate; (b) any commitments, statements or other obligations made under any written privacy, data handling or Processing and/or security policies, procedures or rules of the Acquired Companies; (c) all public commitments or promises made by the Acquired Companies relating to the Processing or security of Personal Information; (d) obligations related to Processing of Personal Information pursuant to Contracts to which any of the Acquired Companies are a party; and (e) any requirements of any codes of conduct or industry standards by which any of the Acquired Companies are legally bound, including the Payment Card Industry Data Security Standard, if applicable.

“Pre-Closing Income Taxes” means Income Taxes of the Acquired Companies for Pre-Closing Tax Periods that are not paid before the Determination Time that are shown as due on Tax Returns filed by the Acquired Companies after the date hereof and prior to the Determination Time together with any other Income Taxes of the Acquired Companies which are first due to be paid after the Determination Time. Pre-Closing Income Taxes shall be determined (a) in accordance with Section 6.3(a) and the past practice of the Acquired Companies in filing their Tax Returns, (b) by taking into account Income Taxes only in those jurisdictions in which the Acquired Companies have filed Tax Returns prior to the Closing Date and jurisdictions in which the Acquired Companies commenced activities during a Tax period for which the corresponding Tax Return is not due until after the Closing Date (taking into account applicable extensions), (c) by taking into account Transaction Deductions in Pre-Closing Tax Periods to the extent permitted by Law as determined under a “more likely than not” (or higher) standard, (d) by disregarding transactions effected by, on behalf of, or at the direction of, Buyer or any of its Affiliates on the Closing Date but after the Closing and by disregarding any financing transaction entered into by Buyer, (e) by excluding all deferred Tax liabilities and deferred Tax assets, (f) separately for Taxes imposed in each jurisdiction and separately for each type of Income Tax that is separately assessed in each jurisdiction, (g) by treating the amount of Pre-Closing Income Taxes for any separately-assessed Tax in any jurisdiction for any taxable period as under no circumstances being less than zero, (h) by disregarding any penalties, interest, or additional amounts imposed on the Acquired Companies by reason of any failure of the Acquired Companies to timely pay any Taxes that are first due after the Closing, (i) without regard to the existence or non-existence of any financial statement reserves for Tax liabilities, and (j) by only taking into account Income Taxes payable in cash, it being understood that an Income Tax of an Acquired Company for a Pre-Closing Tax Period that first becomes due and payable in cash after the Determination Time may constitute a Pre-Closing Income Tax if it otherwise meets all requirements set forth in the foregoing to constitute a Pre-Closing Income Tax.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and the portion of any Straddle Period beginning on the day after the Closing Date.

“Pre-Closing Tax Period” means any Tax period that ends on or prior to the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Process” means any operation or set of operations that is performed upon information, whether or not by automatic means, such as collection, recording, protecting, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction.

“Public Official” means: (i) any officer, employee or representative of any regional, federal, state, provincial, county or municipal government or Governmental Entity; (ii) any officer, employee or representative of any commercial enterprise that is owned or controlled by a government; (iii) any officer, employee or representative of any public international organization, such as the International Monetary Fund, the United Nations or the World Bank; (iv) any person acting in an official capacity for any government or Governmental Entity, enterprise, or organization identified above; and (v) any political party, party official or candidate for political office.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping of a Hazardous Material into or through the environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Materials).

“Representatives” of any Person shall mean the directors, officers, managers, members, partners, (whether limited or general), principals, attorneys, employees, consultants, financial advisors, counsel, accountants and other representatives and agents of such Person.

“Restricted Party” means any Person targeted by U.S., EU, UN, or UK trade or financial sanctions or export controls, including but not limited to any Person who is (a) designated on any Restricted Party List, (b) located, organized, or resident in a Sanctioned Territory; (c) any government of a Sanctioned Territory; or (d) any person 50% or more owned or otherwise controlled by any of the foregoing or acting for or on behalf of such Person or Persons.

“Restricted Party Lists” means any list of sanctioned denied, blocked, or otherwise restricted parties maintained by the United Nations, the United States, the EU or its Member States, the United Kingdom or any other applicable jurisdiction, including but not limited to the U.S. Department of the Treasury’s Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List and the Consolidated Sanctions List, the U.S. Commerce Department’s Denied Persons List, Entity List, and Military End User List; the U.S. State Department’s Debarred Parties List; the Consolidated list of Persons, Groups and Entities Subject to EU Financial Sanctions; and the UK Consolidated List of Financial Sanctions Targets and UK Sanctions List.

“R&W Binder” means, collectively, the conditional binders with the draft R&W Policy attached thereto.

“R&W Insurer” means, collectively, the insurance companies identified in the R&W Policy and their respective Affiliates.

“R&W Policy” means, collectively, the primary and excess buyer-side representations and warranties insurance policies obtained by or on behalf of any Buyer Related Party in connection with the transactions contemplated by this Agreement.

“Sanctioned Territory” means, at any time, a country or territory which is, or was in the past five years, itself the target of significant or comprehensive sanctions (as of the date of this Agreement, Belarus, Burma (Myanmar), Crimea, Cuba, Iran, North Korea, Russia, Sevastopol, Syria, Venezuela, or the non-Ukrainian Government controlled areas of Donetsk, Kherson, Luhansk and Zaporizhzhia).

“Sanctions” means all Laws relating to economic or trade sanctions, including, without limitation, the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, Canada, the United Kingdom, the European Union, any European Union member state or any other applicable jurisdiction in which any Acquired Company operates or has operated in the past five (5) years.

“Seller Disclosure Schedules” means the disclosure schedules delivered by Sellers concurrently with the execution and delivery of this Agreement.

“Seller Related Parties” means, collectively, each Seller, each of the direct and indirect equity holders and Affiliates (including, prior to the Closing, the Acquired Companies) of each Seller and each of the incorporators, members, partners, stockholders, Affiliates or current, former or future Representatives of, or any lender to, any of the foregoing.

“Service Provider” means any current or former Employee, individual consultant, officer, director, manager or other individual service provider of any Acquired Company.

“Straddle Period” means any Tax period that begins on or before, and ends after, the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other legal entity of any kind of which such Person (either alone or through or together with one or more of its other Subsidiaries) owns, directly or indirectly, more than 50% of the capital stock or other equity interests the holders of which are (a) generally entitled to vote for the election of the board of directors or other governing body of such legal entity or (b) generally entitled to share in the profits or capital of such legal entity. Notwithstanding the foregoing, for purposes of this Agreement the Persons set forth on Schedule 1.1(b) shall be deemed to be Subsidiaries of the Acquired Companies.

“Suit” means any suit, litigation, claim, action, cause of action, arbitration of any nature or other dispute resolution proceeding, in each case, before or by any Governmental Entity, court or quasi-judicial or administrative agency or official of any federal, state, local or foreign jurisdiction, arbitrator, whether civil, criminal, administrative, judicial, regulatory or otherwise.

“Systems” mean the software, computer firmware, computer hardware (whether general purpose or special purpose), electronic data processing, record keeping, network (other than the Internet), and computer systems owned, leased or used by the Acquired Companies to create, store, transmit, exchange or receive information in any form.

“Tax” or “Taxes” means all U.S. federal, state, provincial, local and non-U.S. income, profits, franchise, gross receipts, environmental, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, personal property, real property, withholding, excise, production, transfer, alternative minimum, add-on minimum, value added, occupancy, ad valorem, escheat, abandoned property, unclaimed property, asset, capital, net worth, privilege, intangible, license, registration, recording, transaction, business, occupation, premium, windfall profit, custom, duty, payroll, profit sharing, severance, social security (including social security contributions) or other tax or other like assessment or charge of any kind whatsoever in the nature of tax, together with any interest, surcharge, penalty, addition to tax or additional amount imposed by a Governmental Entity.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Trade Compliance Laws” means any applicable Laws relating to the regulation of imports, exports, re-exports, transfers, releases, shipments, transmissions or any other provision of goods, technology, software or services, including (a) the International Traffic in Arms Regulations (ITAR), 22 C.F.R. Parts 120 et seq., (b) the Export Administration Regulations (EAR), 15 C.F.R. Parts 730 et seq., (c) Sanctions, (d) all applicable customs and import Laws, including the customs regulations set forth in Title 19 of the Code of Federal Regulations, the Tariff Act of 1930 and the Laws, regulations and programs administered or enforced by the U.S. Department of Commerce, U.S. International Trade Commission, U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement and their respective predecessor agencies, (e) the antiboycott Laws administered by the U.S. Department of Commerce and U.S. Department of the Treasury’s Internal Revenue Service, and (f) similar trade compliance Laws in jurisdictions in which any Acquired Company operates or has operated in the past five (5) years.

“Transaction Deductions” means all Income Tax deductions available to any Acquired Company as a result of or in connection with the transactions contemplated by this Agreement as a result of payments made or accrued on or prior to the Closing Date (or otherwise economically borne by Sellers by reason of being treated as Indebtedness or a Transaction Expense outstanding at the Determination Time) deductible in a Pre-Closing Tax Period at a “more likely than not” (or higher) level of comfort.

“Transaction Expenses” means, without duplication, to the extent unpaid as of immediately prior to the Closing, (a) all out-of-pocket costs, fees and expenses incurred by the Acquired Companies in connection with any

Transaction Matter, including, all legal, accounting, investment banker, financial advisory and other advisory, transaction or consulting fees and expenses incurred by any Seller or any Acquired Company in connection with any Transaction Matter, and (b) any sale bonuses, transaction bonuses, retention bonuses, “stay around” bonuses, change in control payments, stock option, phantom equity, severance or similar payments payable by any Acquired Company to any Service Provider or beneficiary or dependent of such Person pursuant to a Contract or Benefit Plan entered into by any Acquired Company prior to Closing that accelerates, accrues or becomes payable, either immediately or solely with the passage of time, as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement (but excluding amounts that become payable to Service Providers following Closing pursuant to “double trigger” arrangements), and any employer-side payroll Taxes of the Acquired Companies imposed on any of the foregoing; provided, however, that in no event shall Transaction Expenses include any (i) Buyer Expenses, (ii) amount included in Indebtedness or Net Working Capital or (iii) Excluded Payroll Taxes.

“Transaction Matters” means, collectively, the negotiation, preparation, execution and delivery of this Agreement, the Ancillary Documents, the Seller Disclosure Schedules and related agreements and documents, and the consummation of the transactions contemplated hereby and thereby, and the negotiation and preparation with respect to other potential transactions involving a sale of the Equity Securities of the Acquired Companies or any similar transaction (including any purchase of any of the Acquired Companies’ Equity Securities or any merger, sale of substantially all assets or similar transaction involving any of the Acquired Companies).

“Transfer Taxes” means sales, use, transfer, real property transfer, recording, documentary, stamp, registration and stock transfer Taxes and any similar Taxes incurred in connection with the transactions contemplated by this Agreement, provided, however, that, for the avoidance of doubt, Transfer Taxes shall not include any Income Taxes.

“Treasury Regulations” means United States Treasury regulations promulgated under the Code.

“U.S.” or “United States” means the United States of America.

“Willful Breach” means a material breach of a covenant set forth in this Agreement by a Party that is caused by an intentional act or intentional failure to act by such Party, with actual knowledge of such Party that such intentional act or intentional failure to act would cause a material breach of such covenant; provided that notwithstanding the foregoing, in any event, a failure by Buyer to consummate the transactions contemplated by this Agreement on or before the date required by Section 2.3 (following satisfaction or waiver of the conditions set forth in Section 7.1 and 7.2) shall be deemed a Willful Breach by Buyer.

ARTICLE II

PURCHASE AND SALE

2.1 Purchase and Sale. At the Closing, on the terms and subject to the conditions set forth in this Agreement, (a) first, U.S. Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from U.S. Seller, all right, title and interest in and to the U.S. Securities free and clear of all Liens, and (b) second, immediately following the consummation of the transactions described in the foregoing clause (a), OUS Seller hereby agrees to sell, transfer, assign, convey and deliver to Buyer (or its designee), and Buyer (or its designee) shall purchase from OUS Seller, all right, title and interest in and to the International Securities free and clear of all Liens.

2.2 Purchase Price. The aggregate consideration to be paid by Buyer to Sellers for the Securities (the “Purchase Price”) shall be equal to (a) $820,000,000 (the “Enterprise Value”), plus or minus, as applicable, (b) the adjustment pursuant to Section 2.5.

2.3 Closing. The Parties shall consummate the transactions contemplated by this Agreement by exchange of documents via electronic mail (the “Closing”), as promptly as practicable but in any event on or before the date which is five (5) Business Days after the date on which all conditions set forth in Sections 7.1 and 7.2 (other than conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) have been satisfied or waived by the Party entitled to the benefit of the same, at 9:00 a.m. Central time, or at such other date and time as the Parties may mutually agree in writing (the date on which the Closing occurs, the “Closing Date”). Except as otherwise set forth herein, all proceedings to be taken and all documents to be executed and delivered by all Parties at the Closing will be deemed to have been taken and executed simultaneously.

2.4 Closing Deliveries.

(a) Deliveries by Sellers at the Closing. At the Closing, Sellers shall deliver, or cause to be delivered, to Buyer the following:

(i) a unit power with respect to the U.S. Securities, duly executed in blank and in favor of Buyer;

(ii) a notarial deed of transfer of shares executed before a Dutch civil law notary (the “Notarial Deed”), evidencing the transfer of the International Securities from OUS Seller to Buyer (or its designee), duly executed by OUS Seller;

(iii) a copy of the resolution of each Seller’s governing body, certified by an officer of such Seller in his or her capacity as such (and not in his or her individual capacity) as having been duly and validly adopted and being in full force and effect as of the Closing Date, authorizing the execution and delivery of this Agreement and performance by such Seller of the transactions contemplated hereby;

(iv) lien release letters with respect to the Payoff Indebtedness (“Release Letters”), providing for a release by the holders of all security interests granted by the Acquired Companies to secure obligations thereunder, including the return of any collateral and the release of any UCC-1 financing statements relating to any such security interest, upon the satisfaction of the conditions set forth therein;

(v) a certificate dated as of the Closing Date, signed by an officer of each Seller in his or her capacity as such (and not in his or her individual capacity), to the effect that the conditions set forth in Sections 7.1(a), 7.1(b), and 7.1(e) have been satisfied (the “Seller Certificate”); and

(vi) a properly completed IRS Form W-9 from U.S. Seller; provided, however, that Buyer’s sole recourse for U.S. failure to deliver an IRS Form W-9 pursuant to this Section 2.4(a)(vi) shall be to deduct and withhold from the Purchase Price payable to U.S. Seller in accordance with Section 2.6.

(b) Deliveries by Buyer at the Closing. At the Closing, Buyer shall deliver, or cause to be delivered, to Sellers the following:

(i) an amount equal to the Estimated Closing Amount, by wire transfer of immediately available funds, to the accounts designated in writing at least two (2) Business Days prior to the Closing Date by Sellers to Buyer;

(ii) a copy of the resolution of Buyer’s governing body, certified by an officer of Buyer in his or her capacity as such (and not in his or her individual capacity) as having been duly and validly adopted and being in full force and effect as of the Closing Date, authorizing the execution and delivery of this Agreement and performance by Buyer of the transactions contemplated hereby;

(iii) a copy of the Notarial Deed, duly executed by Buyer (or its designee); and

(iv) a certificate dated as of the Closing Date, signed by an officer of Buyer in his or her capacity as such (and not in his or her individual capacity), to the effect that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied (the “Buyer Certificate”);

(c) Payment of Indebtedness and Transaction Expenses. At the Closing, Buyer shall pay or cause to be paid, on behalf of Sellers and the Acquired Companies, (i) the Payoff Indebtedness to the agent, lenders or other obligees thereof (as identified in the Release Letters delivered pursuant to Section 2.4(a)(iv) and including all such Indebtedness owed to Sellers or their Affiliates (other than the Acquired Companies) and (ii) the Estimated Transaction Expenses to the obligees thereof.

(d) Adjustment Holdback Amount. At the Closing, Buyer shall deliver to U.S. Seller the Adjustment Holdback Amount, by wire transfer of immediately available funds to the account(s) designated in writing by U.S. Seller.

2.5 Purchase Price Adjustment.

(a) Estimated Closing Schedule. On or before the date which is five (5) Business Days prior to the Closing Date, U.S. Seller shall prepare and deliver to Buyer a schedule (the “Estimated Closing Schedule”) setting forth Sellers’ good faith estimate of (i) each item of Indebtedness outstanding as of immediately prior to the Closing (“Estimated Indebtedness”), including the amount and payee thereof, (ii) each Transaction Expense (“Estimated Transaction Expenses”), including the amount and payee thereof, (iii) Net Working Capital (“Estimated Net Working Capital”), (iv) Cash (“Estimated Cash”), and (v) the Estimated Closing Amount resulting therefrom, in each case, together with reasonably detailed supporting documents for the calculation thereof. U.S. Seller shall, and shall cause the Acquired Companies to, cooperate and provide to Buyer and its representatives all information, records, data and working papers (including any such materials prepared by outside accountants or other advisors) and shall make available, during normal business hours, all personnel (including outside accountants and other advisors), in each case as may be reasonably requested by Buyer in connection with its review of the Estimated Closing Schedule and the resolution of any disputes with respect thereto. U.S. Seller shall consider any revisions to the Estimated Closing Schedule timely proposed by Buyer in good faith and, to the extent that U.S. Seller agrees in its sole discretion (acting in good faith) to any such revisions, U.S. Seller shall deliver a revised Estimated Closing Schedule to Buyer reflecting such accepted revisions, which revised Estimated Closing Schedule shall (x) be deemed to have been delivered at the time U.S. Seller delivered the initial Estimated Closing Schedule, (y) supersede and replace the prior versions for all purposes hereunder, and (z) be used for purposes of determining the Estimated Closing Amount and the other items set forth therein at the Closing. Notwithstanding anything to the contrary contained herein, in no event shall Buyer’s review of the Estimated Closing Schedule, any revision thereof by any Seller or any dispute with respect thereto delay the date by which the Closing is required to have occurred pursuant to Section 2.3 disregarding any review or revision of, or dispute with respect to, the Estimated Closing Schedule.

(b) Actual Closing Schedule. As soon as practicable, but not later than sixty (60) days after the Closing Date, Buyer shall prepare in good faith and deliver to U.S. Seller a schedule (the “Actual Closing Schedule”) setting forth Buyer’s good faith determination of (i) each item of Indebtedness outstanding as of immediately prior to the Closing including the amount and payee thereof, (ii) each Transaction Expense including the amount and payee thereof, (iii) Net Working Capital, (iv) Cash and (v) the Actual Closing Amount resulting therefrom, in each case, together with reasonably detailed supporting documents for the calculation thereof. The Parties acknowledge and agree that the intent of the Parties is to determine Indebtedness, Transaction Expenses, Net Working Capital, Cash and the Actual Closing Amount resulting therefrom, in each case, in accordance with the definitions thereof set forth herein and the Accounting Principles, and not to permit the use or introduction of any other accounting principles, practices, policies, procedures, conventions, classifications, estimation techniques, judgments or methodologies.

(c) Reasonable Access. After delivery of the Actual Closing Schedule, Buyer shall, and shall cause the Acquired Companies to, cooperate and provide to U.S. Seller and its Representatives all information, records, data and working papers (including any such materials prepared by outside accountants or other advisors) and shall make available, during normal business hours, all personnel (including outside accountants and other advisors), in each case as may be reasonably requested by U.S. Seller in connection with its review of the Actual Closing Schedule and the resolution of any disputes with respect thereto.

(d) Protest Notice. Within forty-five (45) days after delivery of the Actual Closing Schedule, U.S. Seller may deliver written notice (the “Protest Notice”) to Buyer of any disagreement that Sellers may have as to the Actual Closing Schedule setting forth in reasonable detail the items in dispute. If U.S. Seller fails to deliver a Protest Notice on or before the date which is forty-five (45) days after delivery of the Actual Closing Schedule, the Indebtedness outstanding as of immediately prior to the Closing, Transaction Expenses, Net Working Capital, Cash and the Actual Closing Amount resulting therefrom, in each case, as set forth on the Actual Closing Schedule shall be final, binding and non-appealable by the Parties.

(e) Resolution of Protest. If a Protest Notice is timely delivered in accordance with Section 2.5(d), U.S. Seller and Buyer shall promptly negotiate in good faith to resolve all items disputed by U.S. Seller in the Protest Notice. If Buyer and U.S. Seller are unable to resolve in writing all items disputed by U.S. Seller in the Protest Notice within thirty (30) days after Buyer’s receipt of the Protest Notice, then either U.S. Seller or Buyer shall have the right to cause the Parties to jointly engage Ernst & Young LLP, or if such firm is unable or unwilling to accept its appointment, an independent nationally recognized accounting firm with experience in such matters and that is mutually agreed upon by U.S. Seller and Buyer (in either case, the “Accounting Firm”), to resolve the remaining disputed items. The Accounting Firm shall act as an expert (and not an arbitrator) to determine, based solely on presentations and submissions by U.S. Seller and Buyer and not by independent review, only those items still in dispute, in each case, in accordance with the applicable definitions set forth herein and the Accounting Principles (and not with the use or introduction of any other accounting principles, practices, policies, procedures, conventions, classifications, estimation techniques, judgments or methodologies). All discussions and presentations by U.S. Seller or Buyer to the Accounting Firm must take place in the presence (including by telephone) of the other Party, and all submissions made by U.S. Seller or Buyer to the Accounting Firm must be concurrently delivered to the other Party. All presentations and submissions by U.S. Seller and Buyer shall be made to the Accounting Firm no later than fifteen (15) days after the engagement of the Accounting Firm, and the Accounting Firm shall be instructed by U.S. Seller and Buyer to render its written decision with respect to only those items still in dispute no later than fifteen (15) days thereafter (it being acknowledged and agreed that the failure of the Accounting Firm to timely deliver its written decision shall not render the determination of the Accounting Firm invalid). In resolving any disputed item, the Accounting Firm may not assign a value to any item greater than the maximum value for such item claimed by either Party or less than the minimum value of such item claimed by either Party. All determinations made by the Accounting Firm in its written decision will be final, binding and non-appealable by the Parties. Judgement may be entered upon the written decision of the Accounting Firm in any court having jurisdiction over the Party against which such determination is to be enforced. The fees and expenses of the Accounting Firm shall be allocated between Buyer and Sellers (as determined by the Accounting Firm) so that Sellers’ aggregate share of such fees and expenses shall be equal to the product of (i) the aggregate amount of such fees and expenses, and (ii) a fraction, the numerator of which is the aggregate amount in dispute that is ultimately unsuccessfully disputed by Sellers and the denominator of which is the total amount in dispute submitted to the Accounting Firm. The balance of such fees and expenses shall be paid by Buyer. The term “Final Closing Schedule,” as used in this Agreement, shall mean the Actual Closing Schedule if deemed final in accordance with Section 2.5(d) or the definitive Final Closing Schedule agreed to in writing by U.S. Seller and Buyer or resulting from the determinations made by the Accounting Firm in accordance with this Section 2.5(e).

(f) Payment. Within five (5) days after the determination of the Final Closing Schedule:

(i) if the Estimated Closing Amount is greater than the Actual Closing Amount, then Sellers shall pay to Buyer such difference, by wire transfer of immediately available funds to an account designated by Buyer; provided, however, that in no event shall Buyer be entitled to receive payment pursuant to this Section 2.5(f)(i) in an aggregate amount in excess of the Adjustment Holdback Amount; or

(ii) if the Estimated Closing Amount is less than the Actual Closing Amount, then Buyer shall pay to Sellers such difference, by wire transfer of immediately available funds to the accounts designated by U.S. Seller; provided, however, that in no event shall Buyer be obligated to make payment pursuant to this Section 2.5(f)(ii) in an aggregate amount in excess of the Adjustment Holdback Amount.

(g) Exclusive Remedy. Notwithstanding anything to the contrary contained in this Agreement, (i) the process and adjustment set forth in this Section 2.5 shall be the sole and exclusive remedy of the Parties with respect to items required hereunder to be included or reflected in the calculation of the Actual Closing Amount (and, without limiting the generality of the foregoing, in no event shall it be used by Buyer to seek recourse against any Seller or Seller Related Party for any inaccuracy in the representations and warranties in Article III) and (ii) (A) Buyer’s right to receive a payment pursuant to Section 2.5(f)(i) in an amount not to exceed the Adjustment Holdback Amount shall be Buyer’s sole and exclusive remedy in the event that the Actual Closing Amount is less than the Estimated Closing Amount (and in no event shall any Buyer Related Party have any remedy, recourse or entitlement whatsoever, whether at law or in equity, against any Seller Related Party with respect thereto) and (B) Sellers’ rights to receive a payment from Buyer pursuant to Section 2.5(f)(ii) in an amount not to exceed the Adjustment Holdback Amount shall be Sellers’ exclusive remedies in the event that the Estimated Closing Amount is less than the Actual Closing Amount (and in no event shall any Seller Related Party have any remedy, recourse or entitlement whatsoever, whether at law or in equity, against any Buyer Related Party (other than Buyer) with respect thereto). Prior to the determination of the Actual Closing Amount and the payment of any amounts, if any, due under Section 2.5(f)(i), U.S. Seller shall retain an amount equal to the Adjustment Holdback Amount, and shall not distribute, in whole or in part, directly or indirectly, such funds retained in respect thereof to the owners of U.S. Seller.

2.6 Withholding Tax. Buyer and its Affiliates shall be entitled to deduct and withhold from the Purchase Price and other amounts payable under this Agreement such amounts that Buyer and its Affiliates are required to deduct and withhold with respect to the making of such payment under this Agreement pursuant to applicable Tax Laws; provided that other than any payment that is compensatory for Tax purposes or as a result of the failure of Sellers to provide document required by Section 2.4(a)(vi) giving rise to such deduction or withholding, Buyer shall (a) provide written notice to Sellers of such anticipated deduction or withholding at least three (3) days prior to the date of the payment giving rise to such deduction or withholding, (b) use commercially reasonable efforts to consult with Sellers to determine whether such deduction or withholding is required under applicable Tax Law, and (c) use commercially reasonable efforts to cooperate with Sellers to minimize the amount of any applicable deduction or withholding.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Seller Disclosure Schedules, each Seller hereby represents and warrants to Buyer as follows:

3.1 Existence and Power.

(a) U.S. Seller is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. OUS Seller is a private limited liability company duly formed, validly existing and in good standing, to the extent that the concept applies under applicable Laws, under the Laws of the Netherlands.

(b) Each Acquired Company is an entity duly formed, validly existing and, to the extent that the concept applies under applicable Laws, in good standing under the Laws of its jurisdiction of incorporation, organization or formation (as applicable), has all requisite corporate or limited liability company, as applicable, power and authority and all Permits required to own and lease its property and to carry on its business as presently conducted, and is duly qualified to transact business as a foreign entity and, to the extent that the concept applies, is in good standing as a foreign entity authorized to transact business in each jurisdiction in which the nature of the business conducted by it requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.

(c) The copies of the Acquired Companies’ Organizational Documents furnished to Buyer reflect all amendments and modifications made thereto and are true, correct and complete. No Acquired Company is in material default under or in material violation of any provision of its Organizational Documents.

3.2 Authorization. The execution, delivery, and performance by such Seller of this Agreement and the consummation of the transactions contemplated hereby (a) are within such Seller’s corporate or limited liability company powers, as applicable, and (b) have been duly authorized by all necessary corporate or limited liability company action, as applicable, on the part of such Seller.

3.3 Enforceability. This Agreement has been duly executed and delivered by such Seller and constitutes a valid and legally binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable Law (the “Enforceability Exceptions”).

3.4 Governmental and Third Party Authorizations. Except as set forth on Schedule 3.4, and except for applicable requirements under “blue sky” laws of various states and assuming all filings required under the HSR Act and any other Antitrust/FDI Laws are made and any waiting periods thereunder have expired or been terminated no material consent, approval or authorization of, declaration to or filing or registration with, any Governmental Entity or any party to a Material Contract or Permit is required to be made or obtained by such Seller in connection with the execution, delivery and performance by such Seller of this Agreement or the consummation by such Seller of the transactions contemplated hereby, except in each case for such consents or approvals the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect.

3.5 Noncontravention. Except as set forth on Schedule 3.5 and except for applicable requirements under “blue sky” laws of various states and assuming all filings required under the HSR Act and any other Antitrust/FDI Laws are made and any waiting periods thereunder have expired or been terminated, the execution and delivery of this Agreement and the Ancillary Documents and consummation of the transactions contemplated hereby or thereby and the fulfillment of and compliance with the respective terms hereof and thereof by each Seller and each Acquired Company, as applicable, will not (a) conflict with or result in a breach or a violation of, constitute a default under (whether with or without the passage of time, the giving of notice or both) the Organizational Documents of such Seller or any Acquired Company, (b) result in the creation of any Lien (other than Permitted Liens) upon, or the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in, any Equity Securities of any Acquired Company or any of the Acquired Companies’ assets, (c) violate any Law applicable to such Seller or any Acquired Company, (d) give up any third party right to modify, terminate or accelerate, or cause or result in any modification, termination or acceleration of, any obligation, or cause or result in any disclosure, license or making available of any trade secrets of any Acquired Company under any Material Contract, or (d) create any right to payment (concurrently or with the passage of time and/or the occurrence of one or more events or conditions) pursuant to any Material Contract, in each case except as (i) would not have a Material Adverse Effect or (ii) arises as a result of the business or activities in which Buyer is or proposes to be engaged or as a result of any acts or omissions by, or any facts pertaining to, Buyer. None of the Acquired Companies, Sellers nor any of

their respective Affiliates is a party to or bound by any Contract with respect to Transaction Matters which would interfere with their performance of any of their obligations under this Agreement.

3.6 Capitalization; Subsidiaries.

(a) U.S. Seller is the record and beneficial owner of, and has good and marketable title to, all of the issued and outstanding Equity Securities of Facet US, and OUS Seller is the record and beneficial owner of, and has good and marketable title to, all of the issued and outstanding Equity Securities of Facet BV. Each Acquired Company is the record and beneficial owner of, and has good and marketable title to, all of the issued and outstanding Equity Securities of the other Acquired Companies as set forth on Schedule 3.6(a), which sets forth the entire authorized Equity Securities of each Acquired Company and a complete and correct list as of the date hereof of the issued and outstanding Equity Securities of each Acquired Company, including the name of the record owner thereof and the number of Equity Securities held thereby. All of the outstanding Equity Securities of each Acquired Company have been duly authorized and validly issued and, if applicable, are fully paid and non-assessable. Except as set forth on Schedule 3.6(a), there are no Contracts (including any options, warrants or similar agreements) obligating any Acquired Company to issue or sell any Equity Securities. Except as set forth on Schedule 3.6(a), no Acquired Company has any Subsidiaries.

(b) Except as otherwise set forth on Schedule 3.6(b), no Acquired Company has any outstanding securities (including options, warrants, purchase rights, subscription rights, conversion rights or similar rights) convertible or exchangeable for any of its Equity Securities, nor any rights or options to subscribe for or to purchase its Equity Securities or any securities convertible into or exchangeable for its Equity Securities or any equity appreciation rights or phantom equity plan, (ii) no Acquired Company is subject to any obligation (contingent or otherwise) to repurchase, redeem or otherwise acquire or retire any Equity Securities or make or pay any dividends or distributions in respect of any of Equity Securities of the Acquired Companies, (iii) there are no statutory or contractual preemptive rights, co-sale rights, rights of first refusal or similar rights or restrictions with respect to the Equity Securities of any Acquired Company, (iv) no Acquired Company has violated any applicable federal, or state securities laws in connection with the offer, sale or issuance of any of its Equity Securities, and (v) there are no Contracts among the holders of Equity Securities of any Acquired Company (including Sellers) with respect to any other aspect of the Acquired Companies’ governance. There are not bonds, debentures, notes or other Indebtedness of the Acquired Companies outstanding having the rights to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which any equityholder of the Acquired Companies may vote.

(c) Except with respect to the Organizational Documents of the Acquired Companies or as otherwise set forth on Schedule 3.6(c), no Acquired Company is party to, or otherwise bound by, any stockholder agreement, voting trust, proxy or other similar agreement with respect to the voting or transfer of any of its Equity Securities.

(d) No Acquired Company has any obligation to make any investment (whether by loan, capital contribution, purchase of securities or otherwise, and including any additional investments) in any Person.

(e) No Acquired Company sponsors or maintains any stock option plan or any other plan, arrangement or Contract providing for equity-related compensation to any Person (whether payable in shares, cash or otherwise). There are no Persons with an offer letter or other Contract that contemplates a grant of equity interests in the Company, or who has otherwise been promised equity interests in the Company, which equity interests have not been issued, as of the date of this Agreement.

3.7 Financial Statements.

(a) Schedule 3.7(a) contains true, complete and correct copies of the unaudited (i) consolidated balance sheet of the Acquired Companies as of December 31, 2024 and December 31, 2025 (the “Most Recent

Balance Sheet” and such date, the “Balance Sheet Date”), and (ii) related consolidated statement of income and retained earnings and cash flows for each of the 12-month periods then ended (collectively, the “Financial Statements”).

(b) The Financial Statements (including the notes thereto, if any) (i) have been prepared from and are consistent with the books and records of the Acquired Companies, present fairly, in all material respects, the financial position and results of operations and cash flows of the Acquired Companies, at the dates thereof and for the periods covered thereby and (ii) have been prepared in accordance with GAAP, consistently applied in all material respects throughout the periods covered thereby, except (A) the Financial Statements lack the footnote disclosure otherwise required by GAAP and (B) as set forth on Schedule 3.7(b).

(c) Except as set forth on Schedule 3.7(c), the Acquired Companies have no Liabilities arising out of transactions entered into, or any event, action or inaction, or state of facts or circumstances, in each case required to be disclosed on a consolidated balance sheet of the Acquired Companies, except for: (i) Liabilities reflected or reserved against in the Most Recent Balance Sheet, (ii) Liabilities incurred in the ordinary course of business of the Acquired Companies since the Balance Sheet Date (none of which relates to a breach of contract, breach of warranty, tort, infringement, misappropriation, lawsuit or violation of Law); (iii) Liabilities arising under any Contract or Permit (other than as a result of a breach of such Contract or Permit prior to Closing), (iv) Permitted Liens, (v) Indebtedness and Transaction Expenses; and (vi) Liabilities that have not had, or would not reasonably be expected to have, a Material Adverse Effect.

(d) All accounts receivable reflected in the Most Recent Balance Sheet or the accounting records of the Acquired Companies as of the Balance Sheet Date represent in all material respects valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Such accounts receivable are current and collectible, net of the respective reserve set forth in the corresponding line items of the Financial Statements or the accounting records of the Acquired Companies as of the Balance Sheet Date. There is no contest, defense or right of setoff, other than returns in the ordinary course of business or that are not material to the Acquired Companies, taken as a whole, relating to the amount or validity of any such account receivable.

(e) All accounts payable and notes payable by the Acquired Companies to third parties and reflected in the Most Recent Balance Sheet or the accounting records of the Acquired Companies as of the Balance Sheet Date have arisen from the actual purchase of goods and services in the ordinary course of business.

(f) All inventory held by the Acquired Companies at any location are valued on the Most Recent Balance Sheet in accordance with GAAP, subject to reserves for obsolete, damaged, defective or slow-moving items. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive in any material respect but are reasonable in all material respects for the operation of the Acquired Companies in the ordinary course of business. Inventory acquired by the Acquired Companies since the Balance Sheet Date has been acquired in the ordinary course of business, in customary quantities and at prevailing market prices, in each case in all material respects. All inventory owned by the Acquired Companies is free and clear of all Liens (other than Permitted Liens) and no inventory is held on a consignment basis.

(g) None of the Acquired Companies’ internal accounting personnel who are responsible for preparing the Financial Statements nor the Acquired Companies’ independent accountants have during the past five (5) years identified any material weakness or any significant deficiency in the system of internal accounting controls utilized by the Acquired Companies. There is no, and there has not been during the past five (5) years any, incident of fraud, whether or not material, that involves the Acquired Companies’ management or other Employees who have a significant role in the Acquired Companies’ internal controls over financial reporting, in each case related to the preparation of the Financial Statements.

3.8 Absence of Certain Changes. As of the date hereof, except as disclosed in Schedule 3.8, since the Balance Sheet Date, (a) there has occurred no change, effect, development or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (b) the Acquired Companies have conducted the business only in the ordinary course of business, and (c) no Acquired Company has taken any action that would, after the date hereof, be prohibited by Section 5.3.

3.9 Material Contracts.

(a) Schedule 3.9(a) contains a true, correct and complete list as of the date hereof of each of the following Contracts (in each case, other than purchase orders, statements of work and non-disclosure agreements entered into with customers or suppliers in the ordinary course of business) pursuant to which any Acquired Company has any executory rights or obligations:

(i) each Contract with a Material Customer;

(ii) each Contract with a Material Supplier;

(iii) each Contract pursuant to which any Acquired Company leases, licenses, subleases, uses or otherwise occupies (but does not own) any real property (the “Real Property Leases”);

(iv) each Contract relating to any partnership, joint venture, joint development arrangement, strategic alliance or similar agreement or arrangement, including the sharing of profits or losses with any Person;

(v) each Contract with any officer, director or Employee of any Acquired Company, other than (A) any employment letter that sets forth the terms of an at will employment arrangement or (B) a Benefit Plan;

(vi) each Contract with an independent contractor who is a natural person, other than (A) any contract that may be terminated by the Acquired Company without any penalty or payment, other than for compensation earned prior to the termination of services, on advance notice of either (x) thirty (30) days or less or (y) such greater amount of advance notice as required by applicable Law or (B) a Benefit Plan;

(vii) each Contract that (A) restricts any Acquired Company from engaging, or competing with any Person, in any line of business in any geographic area, (B) grants any “most favored nation” or material exclusivity rights to any Person (other than another Acquired Company) or (C) imposes any minimum purchase obligations (or similar terms in substance or effect) on any Acquired Company;

(viii) each Affiliate Contract;

(ix) each Contract pursuant to which any Acquired Company has acquired or disposed of any business (whether by merger, sale of capital stock, sale of assets or otherwise), in each case, (A) which such acquisition or disposition was consummated during the past three (3) years, or (B) that contains any outstanding payment obligations of such Acquired Company;

(x) each Contract relating to any equity appreciation, phantom equity or similar arrangements;

(xi) each Contract relating to future capital expenditures by any Acquired Company in excess of $1,000,000 in the aggregate;

(xii) each Contract relating to Funded Indebtedness (including any guaranty of any such Funded Indebtedness by any Acquired Company;

(xiii) each interest rate protection agreement and any Contract relating to currency obligation swaps, commodities or securities, hedges, derivatives, collars, caps, forward contracts or similar arrangements;

(xiv) each Government Contract;

(xv) each Contract involving any resolution or settlement of any Suit involving any Acquired Company with outstanding payment obligations of any Acquired Company in excess of $250,000 or any ongoing requirements or restrictions on the Acquired Companies outside of the ordinary course of business;

(xvi) each collective bargaining agreement, neutrality agreement, works council agreement or similar Contract with any union, works council or other body representing Employees for collective bargaining or organizing purposes;

(xvii) each Contract considered a License Agreement, as set forth on Schedule 3.13(b); and

(xviii) each written Contract to enter into any of the foregoing.

(b) As of the date hereof, each Material Contract is in full force and effect. Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, none of the Acquired Companies, nor to Sellers’ Knowledge, any other party thereto, (i) is in breach or default of any obligation under any Material Contract; or (ii) has, since January 1, 2025, (A) terminated or accelerated payment obligations under any Material Contract; (B) given written notice of its intention to cancel, terminate, fail to renew, reduce the amount of products or services purchased or supplied under, contest, object to or otherwise dispute any renewal or extension of or change the pricing terms with respect to, any Material Contract; (C) paid damages in lieu of performance under any Material Contract; (D) waived any rights under any Material Contract; (E) made any claims of default or breach of any obligation under any Material Contract; or (F) asserted in writing a force majeure with respect to its performance obligations under any Material Contract. Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, there are no conditions, events or acts that constitute, or that after notice, lapse of time or both, would reasonably be expected to constitute, a default under, acceleration or termination of any material obligation by any Acquired Company, or, to Sellers’ Knowledge, by any other party thereto. Since January 1, 2025, no party to any Material Contract has as of the date hereof asserted in writing any right to offset, discount or otherwise abate any material amount owing under any Material Contract except as expressly set forth in such Material Contract or by operation of Law. Sellers have made available to Buyer a true and correct copy of each written Material Contract as of the date hereof.

3.10 Suits. Except as set forth on Schedule 3.10, there are no, and during the past three (3) years there have not been any, material Suits pending or, to the Seller’ Knowledge, threatened against any Acquired Company or affecting any Acquired Company’s properties or assets. Except as disclosed on Schedule 3.10, there are no, and during the past three (3) years there have not been any, material Orders in effect with respect to any Acquired Company or affecting any Acquired Company’s properties or assets.

3.11 Compliance with Laws; Permits. None of the Acquired Companies is, or during the past five (5) years has been, in violation in any material respect of any Law to which it is subject or any material Permit necessary for the ownership of its assets or the operation of its business. None of the Acquired Companies has received in the five (5) years preceding the date hereof, written notice from any Governmental Entity or any other Person of any material violation or alleged material violation by it of any Law to which it is subject or any material Permit necessary for the ownership of its assets or the operation of its business which remains unresolved. Schedule 3.11 contains a true, correct and complete list as of the date hereof of all material Permits held by any Acquired Company. No proceeding is pending or, to Sellers’ Knowledge, threatened to revoke, terminate, suspend, modify, cancel or limit any such material Permit. During the past three (3) years, none of the Acquired Companies has received any written notice from any Governmental Entity or other Person regarding a violation of, conflict with or failure to comply with, any term or requirement of any such material Permit. All such material Permits are valid and in full force and effect, and none of the Acquired Companies is in default under any such material Permit.

3.12 Title to Assets; Sufficiency of Assets.

(a) Each Acquired Company has, or will have, good and marketable title to, or other legal rights to possess and use, all tangible assets material to the conduct of its business or, in the case of leased or licensed tangible assets material to the conduct of its business, valid leasehold interests in, or the valid legal right to use any such leased or licensed assets, in each case free and clear of all Liens (other than Permitted Liens), and at the Closing, Buyer will acquire, directly or indirectly through an Acquired Company, good, valid and marketable title to such owned assets or, in the case of tangible leased or licensed assets material to the conduct of its business, valid leasehold interests in or the valid legal right to use any such leased or licensed assets, in each case free and clear of all Liens (other than Permitted Liens). No Acquired Company has been notified in writing during the past three (3) years by any insurer that it is required or advised to carry out any maintenance, repairs or other works in relation to any assets owned or leased by an Acquired Company.

(b) All assets presently used in the conduct of the business of the Acquired Companies, (a) are adequate in all material respects for the conduct of their business as presently conducted by the Acquired Companies, (b) are, in all material respects, in good operating condition and repair, (c) are regularly and properly maintained in accordance with the ordinary course of business consistent with past practice (subject to normal wear and tear) and (d) are suitable for the purposes for which they are used as of the date of this Agreement. The tangible assets used in the conduct of Acquired Companies’ business constitute all of the tangible assets necessary for the Acquired Companies to conduct their business immediately following the Closing in substantially the same manner as conducted by the Acquired Companies as of the date hereof and as of immediately prior to the Closing. Except as arises as a result of the business or activities in which Buyer is or proposes to be engaged or as a result of any acts or omissions by, or any facts pertaining to, Buyer, after giving effect to the transactions contemplated by this Agreement, at the Closing, each Acquired Company will own, or have the legal right to use, all of the assets used in the conduct of the business and necessary to operate the business immediately after the Closing in all material respects in the manner in which such assets are currently being conducted.

3.13 Intellectual Property.

(a) Schedule 3.13(a) contains a true, correct and complete list as of the date hereof (specifying the owner thereof and the registration or application number if applicable) of all (i) issued Patents and applications therefor, (ii) registered Copyrights and applications therefor, (iii) registered Trademarks and applications therefor, and (iv) registered Domain Names, owned by any Acquired Company (collectively, “Owned Intellectual Property”). Except as otherwise set forth on Schedule 3.13(a), none of the Owned Intellectual Property has been cancelled, abandoned or adjudicated invalid or unenforceable, and all renewals and maintenance fees in respect of the Owned Intellectual Property which were due prior to the date hereof have been duly paid. All material Owned Intellectual Property is valid and enforceable and, except as set forth on Schedule 3.13(a), solely owned by an Acquired Company.

(b) Schedule 3.13(b) contains a list as of the date hereof of all Contracts pursuant to which Intellectual Property Rights are (i) licensed to any Acquired Company (excluding generally commercially available, off the shelf software programs licensed pursuant to shrink-wrap or “click to accept” agreements and obligating payments of less than $50,000 per year or in the aggregate), or (ii) licensed by any Acquired Company to any third party (excluding non-exclusive licenses granted (x) to a customer with regard to any product or service sold or provided to such customer or (y) to a contractor or vendor with regard to any product or service purchased from or provided by such contractor or vendor, in each case in the ordinary course of business and consistent with past practice) (each, a “License Agreement”). An Acquired Company either owns, or has a valid and enforceable right to use, all material Intellectual Property Rights used in, practiced, exploited, or necessary for the operation of the business of the Acquired Companies, including the manufacturing, using, and distribution of products, as currently operated.

(c) All current and former Representatives of the Acquired Companies and any other Person who participated in the creation or contributed to the conception or development of material Intellectual Property Rights used in, practiced, exploited, or necessary for the operation of the business of the Acquired Companies, including the manufacturing, using, and distribution of products, as currently operated have assigned to the applicable Acquired Company, all of such Person’s material right, title and interest in and to such Intellectual Property Rights.

(d) The Acquired Companies have entered into confidentiality and nondisclosure agreements with all of their Representatives and any other Person with access to any material Trade Secrets and confidential information of any Acquired Company reasonably designed to protect the confidentiality and value of such Trade Secrets and confidential information, and during the past five (5) years there has not been any material breach by any of the foregoing of any such agreement. Seller and the Acquired Companies have taken commercially reasonable measures to protect and maintain the confidentiality of material Trade Secrets relating to the business, and, to Sellers’ Knowledge of Seller, there have been no material unauthorized uses or disclosures of any material Trade Secrets owned by an Acquired Company or licensed to an Acquired Company subject to a License Agreement.

(e) As of the date hereof, no Suit is pending or has during the past five (5) years been threatened in writing or, to Sellers’ Knowledge, orally, that (i) challenges the rights of any Acquired Company in respect of any material Intellectual Property Rights necessary for the operation of the business of the Acquired Companies as currently operated or the scope of such material Intellectual Property Rights, (ii) asserts that the operation of the business of the Acquired Companies, including the manufacturing, using, and distribution of products, is or was infringing any Intellectual Property Rights in any material respect, or is (except as set forth in a License Agreement) required to pay any material royalty, license fee, charge or other amount with regard to any Intellectual Property Rights or (iii) claims that any material default exists under any License Agreement.

(f) The operation of the business of the Acquired Companies, including the manufacturing, using, and distribution of products, as currently conducted is not, and for the past five (5) years has not been, infringing or misappropriating in any material respect the material Intellectual Property Rights of any other Person, and, as of the date hereof and for the past five (5) years, no other Person is or has been infringing or misappropriating in any material respect the material Owned Intellectual Property.

(g) The Systems are sufficient in all material respects for the conduct of the business as currently conducted. The Acquired Companies take commercially reasonable steps to provide for archival, backup, recovery and restoration of their material business data.

(h) The Acquired Companies are in material compliance with and have during the past three (3) years materially complied with all Privacy Requirements. During the past three (3) years, except as is not material to the Acquired Companies, taken as a whole, no Person has gained unauthorized access to, acquired or engaged in unauthorized Processing of (i) any Personal Information held by or on behalf of the Acquired Companies, or (ii) any databases, computers, servers, storage media (e.g., backup tapes), network devices or other devices or systems that process Personal Information owned or maintained by the Acquired Companies or any other Persons on their behalf (a “Security Breach”). The Acquired Companies during the past three (3) years have used commercially reasonable controls, technologies, processes and practices designed to detect, identify and remediate any material Security Breaches.

(i) The Acquired Companies have during the past three (3) years maintained in place commercially reasonable security measures, contractual protections, controls, technologies, policies and safeguards designed to comply in all material respects with applicable Privacy Requirements (including with respect to any third parties that Process Personal Information on their behalf). The Acquired Companies maintain disaster recovery and business continuity plans, procedures and facilities.

3.14 Insurance. Schedule 3.14 sets forth a true, correct and complete list, as of the date hereof, of each material insurance policy currently in effect to which any Acquired Company is a party or a named insured, excluding any insurance associated with any Benefit Plan (each, an “Insurance Policy”). With respect to each such Insurance Policy, except as set forth on Schedule 3.14, as of the date hereof: (a) all premiums with respect thereto covering all current periods have been paid to the extent due; and (b) no written notice of cancellation or non-renewal has been received with respect to such Insurance Policy. Except as would not be, and would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, (x) none of the Acquired Companies is in default with respect to its obligations under any Insurance Policy, (y) each Insurance Policy is in full force and effect, and (z) there are no claims pending against any Acquired Company under any Insurance Policy covering the property, the business or Employees of the Acquired Companies, or any pending claims that have been denied or disputed by the applicable insurer or in respect of which the applicable insurer has reserved their rights. At all times since April 28, 2018, the Acquired Companies are named insureds or otherwise an insured under each material third party occurrence-based insurance policy listed on Schedule 3.14 (the “Applicable Insurance Policies”) with respect to any insurance claim with respect to acts, events, circumstances, or omissions occurring with respect to the operations of the Acquired Companies prior to the Closing Date (“Pre-Closing Occurrences”).

3.15 Real Property.

(a) Schedule 3.15(a) contains a list of each parcel of real property owned by an Acquired Company (the “Owned Real Property”), which is true, correct and complete. An Acquired Company has good and marketable indefeasible fee simple title to the Owned Real Property, free and clear of any Liens except for Permitted Liens and there are no outstanding options, rights of first offer or rights of first refusal to purchase the Owned Real Property. Except as would not be material to the Acquired Companies, taken as a whole, no third Person is in possession, occupation, use or control of the Owned Real Property in whole or part. Sellers have made available to Buyer true, accurate and complete copies of all deeds and other recorded instruments by which the Acquired Companies acquired their respective interests in the Owned Real Property.

(b) Schedule 3.15(b) contains a list of each parcel of real property leased under the Real Property Leases (the “Leased Real Property” and together with the Owned Real Property, the “Real Property”). An Acquired Company holds a valid leasehold interest in the Leased Real Property, free and clear of any Liens except for Permitted Liens. Except as would not be material to the Acquired Companies, taken as a whole, no third Person is in unlawful occupation, use or control of the Leased Real Property in whole or part.

(c) The Real Property constitutes all of the real property occupied or operated by any Acquired Company in connection with their respective businesses. No portion of the Owned Real Property is subject to any pending or, to Sellers’ Knowledge threatened, condemnation or other similar proceeding by any Governmental Entity. Except as disclosed in Schedule 3.15(c), there are no Contracts to which any Acquired Company is a party granting to any third party, the right of acquisition, use or occupancy of any portion of the parcels of the Real Property, and during the past three (3) years no Acquired Company has received written notice of any claim of any Person to the contrary. There are no contractual or, to Sellers’ Knowledge, legal restrictions that preclude or restrict the ability of any Acquired Company to use such Real Property for the purposes for which is it currently being used. In the ordinary course of business, none of the Acquired Companies uses or occupies any real property which is material to its business, other than the Real Property. There is no material defect in, material mechanical failure of or material damage to any material Real Property used in the operation of the Acquired Companies, including the fixtures thereat or thereon.

3.16 Employees.

(a) Sellers have made available to Buyer a list of all Employees as of January 20, 2026, which list includes (a) each such Employee’s (i) employing entity, (ii) start date, (iii) work location (including country, city, and if applicable, state), (iv) job title, (v) base salary or wage, (vi) target incentive compensation, and (vii) “exempt or non-exempt status” under the Fair Labor Standards Act and similar Laws (if applicable), and (b) the amount of base salary or wages, cash bonus compensation and commission compensation paid to each Employee whose aggregate salary, wages, commissions and cash bonuses with respect to the calendar year ended December 31, 2025 exceeded $500,000 (“Highly Paid Employees”), which list includes the amount of base salary or wages, cash bonus compensation and commission compensation paid to each Highly Paid Employee during the calendar year ended December 31, 2025.

(b) Except as set forth on Schedule 3.9(a)(xvi), no Acquired Company is, or during the past five (5) years has been, party to a collective bargaining agreement, neutrality agreement, works council agreement or similar agreement with any union, works council or other body representing Employees for collective bargaining purposes. During the past five (5) years, there has been no material labor strike, slowdown, stoppage, lockout or other material labor dispute pending or, to Sellers’ Knowledge, threatened against an Acquired Company, and (ii) to Sellers’ Knowledge, there are, and in the past five (5) years have been, no material union organizing campaigns with respect to any Employees of any Acquired Company.

(c) During the past three (3) years, no Acquired Company has implemented a mass layoff, plant closing or shutdown that would require notice under the Worker Adjustment Retraining & Notification Act of 1988, as amended, or any similar Law.

(d) The Acquired Companies have been in material compliance at all times during the past three (3) years with all applicable employment and labor Laws, including those relating to termination of employment, employment practices, terms and conditions of employment, immigration, wages and hours, meal and rest breaks, employment standards, civil rights, discrimination and retaliation, occupational safety and health, employee leave, exempt/non-exempt classification and classification as an employee or independent contractor.

(e) To Sellers’ Knowledge and except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, no Highly Paid Employee is in material violation of any term of any employment, restrictive covenant agreement, or other non-disclosure obligation to a former employer.

3.17 Benefit Matters.

(a) Benefit Plans Generally. Schedule 3.17(a) attached hereto contains a list as of the date hereof of all material Benefit Plans, but excluding (i) the continuation of regular wage payments on account of vacation, holiday, jury duty or other like absence pursuant to normal payroll practices, (ii) any Contract providing for compensation to an individual independent contractor of less than $200,000 per year and (iii) any Contract that (A) sets forth the terms of an at-will employment arrangement or (B) sets forth the terms of any non-US employment arrangement for an individual whose annual base salary is less than $200,000, and, in each case, that does not provide for severance beyond the payments and benefits provided under the Benefit Plans listed on Schedule 3.17(a) or under required by applicable Law. No Benefit Plan provides benefits to any individual who is not a current or former employee of an Acquired Company, or the dependents or other beneficiaries of any such current or former employee. Schedule 3.17(a) separately identifies each Benefit Plan that is subject to or governed by the Laws of any jurisdiction other than the United States.

(b) No Multiemployer, Multiple Employer or Similar Plans. None of the Acquired Companies sponsors, maintains, contributes to, is participating in, and none of the Acquired Companies has in the past six years sponsored, maintained, contributed to, been required to contribute to, participated in, or has had any Liability with respect to, as applicable, any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), a plan that is subject to Title IV of ERISA, Section 302 of ERISA, or Section 412 of the Code, a “multiple employer plan” (within the meaning of Section 413 of the Code), a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA, or a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(c) Pension Plans.

(i) None of the Acquired Companies has any Liability (including on account of an ERISA Affiliate) with respect to any pension plan (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA, Section 302 of ERISA, or Section 412 of the Code. None of the UK Pension Schemes are defined benefit pension plans as defined under applicable Law and none of the Acquired Companies have any Liability in respect of the same.

(ii) Each Benefit Plan to which Section 412 of the Code or Section 302 of ERISA applies has satisfied the requirements of Sections 412, 430 and 436 of the Code and Sections 302 and 303 of ERISA in all material respects. No Benefit Plan is in “at-risk status” within the meaning of Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA or subject to the limitations of Section 436 of the Code. No Benefit Plan, as of the date hereof, has an accumulated funding deficiency within the meaning of Section 302 of ERISA or Section 412 of the Code, nor has any waiver of the minimum funding standards of Section 302 of ERISA and Section 412 of the Code been requested of or granted by the Internal Revenue Service with respect to any Benefit Plan, nor has any lien in favor of any Benefit Plan arisen under Section 412(n) or 430(k) of the Code or Section 302(f) or 303(k) of ERISA. None of the Acquired Companies nor their ERISA Affiliates has been required to provide security to any defined benefit pension plan pursuant to Section 412(c)(4) or 436 of the Code or Section 306 or 307 of ERISA, and there have been no “installment acceleration amounts” as that term is defined in Section 430(c)(7)(V) of the Code. There has been no “reportable event” within the meaning of Section 4043 of ERISA and the regulations and interpretations thereunder with respect to a Benefit Plan, which has not been fully and accurately reported, as required by applicable Law, or which, whether or not reported, would constitute grounds for the Pension Benefit Guaranty Corporation to institute termination proceedings with respect to any Benefit Plan.

(d) Qualified Plans. With respect to each Benefit Plan intended to qualify under Section 401(a) of the Code, such Benefit Plan has received a determination letter or opinion letter from the U.S. Internal Revenue Service (the “IRS”) stating that the form of such plan is so qualified and each trust created thereunder has been determined by the IRS to be exempt from tax under the provisions of Section 501(a) of the Code, and nothing has occurred since the date of any such determination that would reasonably be expected to adversely affect the qualification of such Benefit Plan or give the IRS grounds to revoke such determination. With respect to each material Benefit Plan that is maintained outside of the United States or covers any Service Provider who resides or works outside of the United States (each, a “Non-US Plan”), (i) such Non-US Plan complies in all material respects in form and operation with all applicable Law, (ii) if such Benefit Plan is intended to qualify for special or favorable tax treatment or benefits under the Laws of any jurisdiction, such Non-US Plan meets requirements for such treatment in all material respects or is so qualified, and to Sellers’ Knowledge, no condition exists nor has an event occurred that would reasonably be expected to result in the loss or revocation of such status, (iii) if such Benefit Plan is required to be registered, to Sellers’ Knowledge, it has been registered and has been maintained in all material respects in good standing with all applicable regulatory authorities, (iv) if required under applicable Law to be funded or book-reserved, such Non-US Plan is funded or book reserved, as appropriate, to the extent so required by applicable Law, and (v) except as set forth on Schedule 3.17(d)(v), no Non-US Plan provides for any form of defined benefit or final salary pension.

(e) Compliance.

(i) Each Benefit Plan has been established, maintained, operated and administered in all material respects (A) in accordance with its terms and any related documents, and (B) in compliance with all applicable Laws, including ERISA and the Code, as applicable.

(ii) Each Benefit Plan for which any Acquired Company has liability that is subject to Section 409A of the Code has been operated and maintained in operational and documentary compliance in all material respects with Section 409A of the Code and the applicable guidance issued thereunder. No Benefit Plan provides any current or former employee or individual independent contractor with any gross up or similar payment, indemnification, or reimbursement of Taxes under Sections 4999 or 409A of the Code.

(iii) With respect to each group health plan benefiting any current or former employee of the Acquired Companies that is subject to Section 4980B of the Code, the Acquired Companies have complied in all material respects with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(iv) Each Benefit Plan that is subject to the Patient Protection and Affordable Care Act and the guidance issued thereunder (“PPACA”) has been established, maintained and administered in all material respects in compliance with the requirements of the PPACA, including all applicable notice, reporting, affordability and coverage requirements. None of the Acquired Companies are subject to, nor reasonably expected to be subject to, material liability or material penalty under Sections 4971 through 4980H or Section 6055, Section 6056, Section 6721 or Section 6722 of the Code.

(f) Contributions. The Acquired Companies have made or properly accrued all payments and contributions to all Benefit Plans on a timely basis in all material respects as required by the terms of each such Benefit Plan (and any insurance contract funding such plan) and all applicable Laws.

(g) No Prohibited Transactions; No Open Non-Routine Claims. (i) Except as would not be material, no nonexempt “prohibited transactions” as such term is defined in Section 406 of ERISA or Section 4975 of the Code have occurred with respect to any Benefit Plan, (ii) none of the Acquired Companies has material Tax liability under Section 4975 of the Code and (iii) no breach of fiduciary duty has occurred as a result of or in connection with the administration of any Benefit Plan that would reasonably be expected to result in any material liability or material excise tax under ERISA or the Code being imposed on any Acquired Company. No Benefit Plan, nor any trust which serves as a funding medium for any such Benefit Plan is, to Sellers’ Knowledge, currently under audit, examination or investigation by the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity, other than applications for determinations pending with the IRS. There is no pending or, to Sellers’ Knowledge, threatened Suit with respect to any Benefit Plan (other than routine claims for benefits).

(h) Documentation. The Company has delivered or made available to Buyer correct and complete copies of the following documents: (i) to the extent applicable, all plan documents, amendments and trust agreements relating to each written Benefit Plan, including any insurance contracts or other documents relating to the funding of any Benefit Plan, as currently in effect or in the case of any unwritten material Benefit Plan, a written description thereof; (ii) to the extent applicable, the most recent advisory, opinion or determination letter from the IRS relating to any Benefit Plan that is a pension plan (as defined in Section 3(2) of ERISA) which is intended to be qualified under Section 401(a) of the Code, (iii) to the extent such reports were required, all annual reports filed on Form 5500 or 5500C/R, along with all schedules and attachments, as applicable, for the three (3) most recent plan years for which such form is currently required; (iv) the current summary plan descriptions, and summaries of material modifications, if any is required by ERISA to be prepared and distributed to participants, for each Benefit Plan; (v) to the extent applicable, the most recent financial statements and actuarial or other valuation reports prepared with respect to each Benefit

Plan; and (vi) material and non-routine correspondence relating to any Benefit Plan between the Acquired Companies or their representatives, and any government agency or regulatory body within three (3) years prior to the date of this Agreement.

(i) Post-Retirement Health and Welfare Benefits. Except as set forth on Schedule 3.17(i), no Benefit Plan provides post-termination medical benefits, post-termination death benefits or other post-termination welfare benefits, except to the extent of the continuation coverage rules as provided under Sections 601 through 608 of ERISA (“COBRA”) or any other similar applicable Law.

(j) No Triggering Events. Neither the execution and performance of this Agreement nor the consummation of the transactions contemplated by this Agreement (whether alone or together with any other event(s), including a termination of employment) is reasonably expected to: (i) result in any compensatory payment or benefit (including severance pay, change of control payment, bonus or otherwise) becoming due or payable by any Acquired Company to any Service Provider (or dependents of such Persons), (ii) accelerate the time of payment or vesting of any compensation or benefits payable by any Acquired Company to any Service Provider (or dependents of such Persons), (iii) increase the amount or value of any benefit or compensation due or payable by any Acquired Company to any Service Provider (or dependents of such Persons), (iv) require the funding of any Benefit Plan, or (iv) result in any payment or benefit becoming due to any “disqualified individual” (as defined in Section 280G of the Code and the regulations thereunder) that would reasonably be expected to be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code.

(k) UK Pension Schemes. With respect to the United Kingdom, other than the UK Pension Schemes, except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, the Acquired Companies do not have any current contingent, actual or potential Liability arising under a financial penalty notice issued under sections 77A, 77B or 88A of the Pensions Act 2004. No UK Continuing Employee (as defined in the Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006) whose employment has previously transferred to the Acquired Companies under those Regulations has a right to enhanced benefits on redundancy or on early retirement, or to a set amount of employer contributions that is materially higher than has been disclosed.

3.18 Environmental Matters.

(a) Each Acquired Company is, and during the past five (5) years has been, in material compliance with all applicable Environmental Laws.

(b) No Acquired Company has received any written notice, request for information, Order, complaint, claim or demand with respect to its business or Real Property or any other location from any Governmental Entity or other third party alleging that such Acquired Company is not in material compliance with, or has or may have material Liabilities under, any Environmental Law which remains unresolved.

(c) There exist no Environmental Conditions that require reporting, investigation, assessment, cleanup, remediation by or that would otherwise give rise to any material Liability of any Acquired Company pursuant to any Environmental Law or Contract.

(d) No Acquired Company has any material Liability arising from the assumption, undertaking, agreement to provide indemnification or otherwise becoming subject to any material Liability of any other Person relating to or arising from any presence of any Environmental Condition or obligation under any Environmental Law.

(e) No Acquired Company nor, to Sellers’ Knowledge any of its predecessors in interest, has sold, manufactured, distributed or marketed any product containing asbestos or asbestos-containing materials in a manner or condition that would reasonably be expected to give rise to material Liability for any Acquired Company.

3.19 Taxes.

(a) All material Tax Returns required to be filed by the Acquired Companies have been timely filed with the appropriate Governmental Entities in accordance with applicable Laws, and all such Tax Returns are true, complete and correct in all material respects. Each Acquired Company has timely paid to the appropriate Governmental Entities all material Taxes due and payable by the Acquired Companies whether or not such Taxes are shown as due and payable by it on such Tax Returns.

(b) Each Acquired Company has withheld and timely paid over to the appropriate Governmental Entity all material Taxes required to have been withheld and paid over by such Acquired Company in connection with amounts paid or owing to any Employee, independent contractor, creditor, stockholder or other Person to the extent due and payable. Each Acquired Company has timely filed or provided all material Tax information, returns or reports, including Forms 1099 and W-2 (and foreign state and local equivalents), that are required to have been filed or provided and has in all material respects reported all information required to be included on such Tax returns or reports.

(c) No material Tax Return of any Acquired Company with respect to any Pre-Closing Tax Period is currently being examined, audited or investigated by any Governmental Entity.

(d) Except pursuant to an automatic extension taken in the ordinary course of business, no Acquired Company has granted, or has had granted on its behalf, any extension or waiver of the statute of limitations period applicable to any Tax Return of an Acquired Company or within which any Tax of an Acquired Company may be assessed or collected by any Governmental Entity, which period (after giving effect to such extension or waiver) has not yet expired.

(e) There is no material examination, audit or investigation in respect of any Tax or Suit principally in respect of any Tax now pending or threatened in writing against any Acquired Company.

(f) There are no material Liens for Taxes upon the assets or properties of any Acquired Company, except for Permitted Liens.

(g) None of the Acquired Companies has any material liability for the Taxes of any other Person (other than an Acquired Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract or otherwise (other than pursuant to a customary commercial Contract entered in the ordinary course of business no principal subject matter of which is related to Taxes).

(h) None of the Acquired Companies has within the last three (3) years received written notice of any claim by a Governmental Entity in a jurisdiction where an Acquired Company does not file Tax Returns that it is or may be subject to taxation by that Governmental Entity.

(i) None of the Acquired Companies will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period or portion thereof beginning after the Closing Date (i) as the result of an adjustment under Section 481 of the Code (or any similar provision of state, local or non-U.S. Law) as a result of a change in method of accounting for a Pre-Closing Tax Period made by any Acquired Company prior to the Closing, (ii) pursuant to the provisions of any agreement entered into by an Acquired Company with any Governmental Entity or pursuant to a “closing agreement” as defined in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) executed by an Acquired Company prior to the Closing, (iii) as a result of the Acquired Companies’ use outside of the ordinary course of business in a Pre-Closing Tax Period of the installment method of accounting, the completed contract method of accounting or the cash method of accounting with respect to a transaction that occurred prior to the Closing Date, (iv) as a result of any prepaid amount received by an Acquired Company on or prior to the Closing Date, (v) as a result of an Acquired Company’s use of any impermissible method of accounting on or before the Closing Date, (vi) as a result of using the deferral method provided for under IRS Revenue Procedure 2004-34 or making an election under Section 451(c) of the Code, as applicable, in respect of any transaction occurring or payment received by an Acquired Company prior to the Closing Date, or (vii) pursuant to Section 965 of the Code (or any similar provision of state, local or non-U.S. Law) as the result of any election made by the Acquired Company prior to the Closing.

(j) None of the Acquired Companies will be required to include any material item of income in its taxable income under Section 951(a) or Section 951A of the Code (or any similar provision of state, local or non-U.S. Law) as the result of owning an interest in any “controlled foreign corporation” (as defined in Section 957(a) of the Code) other than any other Acquired Company attributable to (i) “subpart F income,” within the meaning of Section 952 of the Code (or any similar provision of state, local or non-U.S. Law) that is related or attributable to such Acquired Company, or the income, assets or operations of such Acquired Company, (ii) direct or indirect holding of “United States property” within the meaning of Section 956 of the Code (or any similar provision of state, local or non-U.S. Law) that is related or attributable to such Acquired Company, or the income, assets or operations of such Acquired Company, or (iii) “global intangible low-taxed income” or “net CFC tested income” as defined in Section 951A of the Code, in each case, in any Pre-Closing Tax Period.

(k) None of the Acquired Companies is a party to any Tax sharing, allocation or indemnity agreement, arrangement or similar Contract (other than any customary commercial Contract entered in the ordinary course of business no principal subject matter of which is related to Taxes).

(l) Within the past two (2) years, none of the Acquired Companies has distributed the stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(m) None of the Acquired Companies has participated in any “reportable transaction” as defined in Section 6707A of the Code or Treasury Regulation Section 1.6011-4 (or any predecessor provision).

(n) None of the Acquired Companies is the beneficiary of any Tax incentive, Tax rebate, Tax holiday or similar arrangement or agreement with any Governmental Entity that is not automatically available to similarly situated taxpayers and that would be recaptured as the result of the transactions contemplated hereby.

(o) None of the Acquired Companies has claimed an employee retention credit under Section 3134 of the Code.

(p) Each Acquired Company is classified as a disregarded entity for U.S. federal income Tax purposes.

(q) Notwithstanding anything contained in this Agreement to the contrary, Sellers make no representations or warranties with respect to the existence, availability, amount, usability or limitations (or lack thereof) of any net operating loss, net operating loss carryforward, capital loss carryforward, basis amount, or other Tax attributes of the Acquired Companies in any taxable period or portion thereof beginning after the Closing Date.

3.20 Brokers. Except for Lincoln International LLC, no investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of any Acquired Company who is entitled to any fee or commission from any Acquired Company in connection with the transactions contemplated by this Agreement.

3.21 Affiliate Transactions. Except as set forth on Schedule 3.21, (a) no Affiliate of the Acquired Companies (other than the Acquired Companies) is party to any Contract with any Acquired Company, and (b) no Affiliate of the Acquired Companies (other than the Acquired Companies) (i) has engaged in any transaction with any Acquired Company in the twelve (12) months preceding the date hereof, (ii) has any right, title or interest, to or under, any material property or material right, tangible or intangible, that is used or held for use by any of the Acquired Companies, (iii) licenses Intellectual Property either to or from any of the Acquired Companies, or (iv) is indebted to any Acquired Company (other than in respect of any advances to Employees in the ordinary course of business) (the foregoing (a) – (b), “Affiliated Transactions”).

3.22 Anti-Corruption.

(a) Each of the Acquired Companies is, and at all times during the past five (5) years has been, in compliance with the Anti-Corruption Laws in all material respects. Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, neither the Acquired Companies nor, to Sellers’ Knowledge, any of their respective Representatives or other Persons that act for or on behalf of the Acquired Companies has during the past five (5) years made any unlawful payment or given, offered, promised or authorized or agreed to give, any money or thing of value, directly or indirectly, to any person (including any Government Official or private individual) for the purpose of obtaining business or any other improper advantage.

(b) During the past five (5) years, (i) the Acquired Companies have not made any voluntary or involuntary disclosure to any Governmental Entity under the Anti-Corruption Laws, (ii) there have been no actual or threatened written inquiries, investigations or enforcement actions regarding material non-compliance by the Acquired Companies with Anti-Corruption Laws, and (iii) no Governmental Entity has assessed any fine or penalty against, or issued any warning letter to, any Acquired Company with regard to material non-compliance with Anti-Corruption Laws.

(c) Each of the Acquired Companies has in place and maintains adequate procedures reasonably designed to prevent and detect material violations of Anti-Corruption Laws.

3.23 International Trade.

(a) Neither the Acquired Companies, nor any of their respective Representatives or other Persons that act for or on behalf of the Acquired Companies is currently, or at any time during the past six (6) years has been, (i) a Restricted Party, (ii) located, organized or resident in a jurisdiction that is the subject of Sanctions, (iii) engaged in any dealings or transactions with, involving or for the benefit of any Restricted Party or in or with any jurisdiction that is the subject of Sanctions, or (iv) otherwise in violation of applicable Sanctions.

(b) The Acquired Companies and their Representatives and other Persons that act for or on behalf of the Acquired Companies are and, at all times during the past five (5) years, have been in compliance in all material respects with all Trade Compliance Laws.

(c) During the past five (5) years, the Acquired Companies have not made any voluntary or involuntary disclosures to any Governmental Entity under the Trade Compliance Laws, and there have been no actual or threatened inquiries, investigations or enforcement actions regarding material non-compliance by the Acquired Companies with Trade Compliance Laws, and no Governmental Entity has assessed any material fine or penalty against, or issued any warning letter to, any Acquired Company with regard to material non-compliance with Trade Compliance Laws.

(d) Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, none of the products or materials imported by, for or on behalf of any Acquired Company, for which final liquidation has not yet occurred is subject to or otherwise covered by an antidumping duty order or countervailing duty order that remains in effect or is subject to or otherwise covered by any pending antidumping or countervailing duty investigation by any Governmental Entity.

(e) Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, no Acquired Company is importing, nor has during the past five (5) years imported, products or materials that were mined, produced or manufactured, wholly or in part, with the use of forced labor or mined, produced or manufactured, wholly or in part, in the Xinjiang Uyghur Autonomous Region or by an entity on the Uyghur Forced Labor Prevention Act Entity List.

3.24 Outbound Investment Rules. None of the Acquired Companies is a “covered foreign person,” and this Agreement will not result in a “covered transaction,” as each of those terms is defined in the Outbound Investment Rules.

3.25 Customers and Suppliers.

(a) Schedule 3.25(a) sets forth a true, correct and complete list of the 10 largest customers of the Acquired Companies during the 12-month period ending on December 31, 2025 (the “Material Customers”), as measured by the dollar amount of sales thereto during such period, including the approximate total revenue by the Acquired Companies from each such customer during such period.

(b) Schedule 3.25(b) sets forth a true, correct and complete list of the 10 largest suppliers of the Acquired Companies during the 12-month period ending on December 31, 2025 (the “Material Suppliers”), as measured by the dollar amount of purchases therefrom during such period, including the approximate total purchases by the Acquired Companies from each such supplier during such period.

3.26 Products. During the past five (5) years, (a) there have been no material product warranty or product Liability Suits pending or threatened against any Acquired Company with respect to any services or products marketed, developed, manufactured, sold by or delivered by or on behalf of any Acquired Company, including any product or service currently under development, and (b) no Acquired Company has initiated or been required to initiate a material product recall, consumer recall, suspension or withdrawal or similar action with respect to any services or products marketed, developed, manufactured, sold by or delivered by or on behalf of any Acquired Company, including any product or service currently under development.

3.27 Government Contracts. During the past five (5) years, with respect to any Government Contract, except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, there has been no: (a) civil fraud, criminal or bribery investigation by any Governmental Entity against any Acquired Company; (b) internal investigation in connection with any alleged fraud, bribery, contractual noncompliance or any other issue in connection with such Government Contract; (c) written request by a Governmental Entity for a contract price adjustment based on a claimed disallowance by the Defense Contract Audit Agency (or other applicable Governmental Entity) or written claim of material defective pricing against any Acquired Company; (d) material breach, non-compliance or violation of any Law, or material obligation pertaining to any Government Contract; or (e) award of a Government Contract as a set aside in whole or in part based on the Acquired Company’s size status or other set aside or preference category.

3.28 Bank Accounts. Sellers have made available to Buyer a correct and complete list, as of the date hereof, of all banks in which the Acquired Companies have an account, safe deposit box, lock box, or other arrangement for the deposit of cash, collection of accounts receivable, the account number of each such account, the primary purpose of each such account and the name of all persons authorized to draw thereon.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers as follows:

4.1 Existence and Power. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware.

4.2 Authorization. The execution, delivery, and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby (a) are within Buyer’s corporate powers and (b) have been duly authorized by all necessary corporate action on the part of Buyer.

4.3 Enforceability. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement may be limited by the Enforceability Exceptions.

4.4 Governmental and Third Party Authorizations. Except for applicable requirements under “blue sky” laws of various states and assuming all filings required under the HSR Act and any other Antitrust/FDI Laws are made and any waiting periods thereunder have expired or been terminated, no material consent, approval or authorization of, declaration to or filing or registration with, any Governmental Entity or any other party to a Contract to which Buyer is a party is required to be made or obtained by Buyer in connection with the execution, delivery and performance by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated hereby, except for such consents or approvals the failure of which to obtain would not adversely affect or delay the ability of Buyer to consummate the transactions contemplated by this Agreement in any material respect.

4.5 Noncontravention. Except for applicable requirements under “blue sky” laws of various states and assuming all filings required under the HSR Act and any other Antitrust/FDI Laws are made and any waiting periods thereunder have expired or been terminated, the execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, will not (a) violate the Organizational Documents of Buyer, (b) violate any Law applicable to Buyer, or (c) constitute a default by Buyer under any Contract to which Buyer is a party, except for such violations, defaults or impositions that would not materially adversely affect or delay the ability of Buyer to consummate the transactions contemplated by this Agreement.

4.6 Brokers. No investment banker, broker, finder or similar intermediary has been retained by or is authorized to act on behalf of Buyer who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

4.7 Investment Representations. Buyer is acquiring the Securities for its own account and not with a view to distribution within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended. Buyer acknowledges that it is relying solely on its own investigation and analysis in entering into the transactions contemplated hereby. Buyer is knowledgeable about the industries in which the Acquired Companies operate and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and is able to bear the substantial economic risk of such investment for an indefinite period of time. Buyer has been afforded full access to the Books and Records, facilities and personnel of the Acquired Companies for purposes of conducting a due diligence investigation and has conducted a full due diligence investigation of the Acquired Companies.

4.8 Litigation. There are no Suits or Orders pending or, to Buyer’s Knowledge, threatened against Buyer or any of its Affiliates that are reasonably likely to prohibit or restrain the ability of Buyer to enter into this Agreement or any Ancillary Document or to consummate the transactions contemplated hereby or thereby.

4.9 No Foreign Person. None of Buyer or any of its Affiliates, any of the direct or indirect parents of any of the foregoing or any equityholder or other investor in any of the foregoing is a “foreign person” as defined by 31 C.F.R. § 800.224.

4.10 Capacity to Close; Solvency. Buyer will have at Closing immediately available funds which are in the aggregate sufficient to make payment of the Purchase Price on the Closing Date and all other payments required hereunder and to consummate the transactions contemplated hereby, in each case, without any third-party consent or approval required. The financial statements of Buyer, which are publicly available to Sellers, present fairly, in all material respects, the financial position of Buyer as of the date thereof and the results of operations and cash flows of Buyer for the period then ended, in each case, in accordance with GAAP. Upon the consummation of the transactions contemplated hereby, (a) Buyer and each of the Acquired Companies will not be insolvent as defined in Section 101 of Title 11 of the United States Code, (b) Buyer and each of the Acquired Companies will not be left with insufficient capital, (c) neither Buyer nor any Acquired Company will have incurred debts beyond its ability to pay such debts as they mature and (d) the capital of Buyer and each of the Acquired Companies will not be impaired. No transfer of property is being made, and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Buyer or its Subsidiaries (including each Acquired Company).

ARTICLE V

PRE-CLOSING COVENANTS

5.1 Reasonable Best Efforts. From the date hereof until the earlier of the Closing or valid termination of this Agreement in accordance with its terms (the “Pre-Closing Period”), except as otherwise expressly provided in this Agreement, each Party shall use reasonable best efforts to cause the conditions set forth in Article VII to be satisfied and to consummate the transactions contemplated by this Agreement as promptly as practicable and in any event on or before the Outside Date. Nothing contained in this Section 5.1 shall require any Seller or any other Seller Related Party (including the Acquired Companies) to (a) provide financing to Buyer or any other Buyer Related Party for the consummation of the transactions contemplated hereby, (b) seek or obtain any consents, notices, approvals or other authorizations to the any of the transactions contemplated by this Agreement or any Ancillary Document that may be required from any party to any Contract to which any Acquired Company is a party or any Governmental Entity (clause (b), collectively, “Transaction Consents”), except as expressly provided in Section 5.2, or (c) execute or deliver any affidavit, waiver, estoppel, access agreement, subordination, non-disturbance or attornment agreement or other real estate deliverable in respect of any Real Property or any title insurance policy covering any Owned Real Property. Buyer acknowledges that certain Transaction Consents have not been obtained and may not be obtained. Buyer agrees that notwithstanding anything to the contrary herein, (i) no Seller Related Party shall have any Liability (and the Buyer Related Parties will not be entitled to assert any claims) arising out of or relating to any failure to obtain any Transaction Consent in connection with the execution, delivery and performance by any Seller of this Agreement or any Ancillary Document to which it is a party or the consummation of the transactions contemplated hereby or thereby, including any default, acceleration, termination or loss of right under any Contract or Permit as a result of such failure, and (ii) in no event shall any matter arising out of or relating to any such failure, default, acceleration, termination or loss (A) violate or breach or be deemed to violate or breach any provision of this Agreement in any way, (B) serve as a basis for Buyer to terminate this Agreement or (C) cause or be deemed to cause any of the conditions contained in Article VII (except, as applicable, the condition in Section 7.1(c)) to have not been satisfied.

5.2 Regulatory Matters.

(a) Without limiting the generality of Section 5.1, Buyer and Sellers shall, as promptly as practicable and before the expiration of any relevant legal deadline, but in no event later than fifteen (15) Business Days following the execution and delivery of this Agreement, file, or cause to be filed, with (i) the United States Federal Trade Commission and the United States Department of Justice the notification and report form required for the transactions contemplated by this Agreement and any supplemental information requested in connection therewith pursuant to the HSR Act, and (ii) any other Governmental Entity, any other filings, reports, information and documentation required for the transactions contemplated hereby pursuant to those other Antitrust/FDI Laws, if any, set forth on Schedule 5.2(a) (along with the HSR Act, the “Required Antitrust/FDI Laws”). Any such filings shall specifically request early termination of the waiting period under the HSR Act and, to the extent applicable, similar treatment (including simplified ‘fast track’ treatment) under any other applicable Required Antitrust/FDI Laws. Buyer and Sellers shall, and shall cause their respective Affiliates to, cooperate with each other in connection with any such filing and in connection with resolving any investigation or other inquiry of any Governmental Entity under any applicable Laws with respect to any such filing or any such transaction, and shall promptly make an appropriate response to any inquiries or requests for additional information or documentary material from any such Governmental Entity. Subject to applicable Law, each Party shall promptly inform the other Party of any material oral communication, and provide copies of written communications, with any Governmental Entity regarding any such filings or any such transaction; provided, that materials may be redacted (A) to remove references concerning the valuation of the Acquired Companies, (B) as necessary to comply with contractual arrangements or applicable Laws and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns. Subject to applicable Law, no Party shall independently participate in any substantive meeting with any Governmental Entity in respect of any such filings, investigation, or other inquiry without giving the other Party prior written notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and/or participate. Subject to applicable Law, the Parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party relating to proceedings under the HSR Act or other Antitrust/FDI Laws. Notwithstanding the foregoing, Buyer shall, in all cases in good faith consultation with Sellers, (1) determine the timing and strategy and be solely responsible for the final content of any substantive oral or written communications with any applicable Governmental Entities except responses to inquiries made directly to Sellers by such Governmental Entities and (2) lead all proceedings and coordinate all activities with respect to Required Antitrust/FDI Laws; provided further that Buyer shall in good faith consider all views and input provided by Sellers. In addition, Buyer shall pay all filing fees associated with any Antitrust/FDI Laws (collectively, the “Antitrust Expenses”).

(b) The Parties shall not, and shall cause their respective Affiliates not to, take any action, or refrain from taking any action, the effect of which would reasonably be expected to delay or adversely affect the ability of the Parties to consummate the transactions contemplated by this Agreement as promptly as practicable and in any event on or before the Outside Date. Without limiting the foregoing, the Parties shall not, and shall cause their respective Affiliates not to, acquire, invest in, or otherwise obtain any interest in any Person or portion thereof, or agree to do any of the foregoing, if entering into a definitive agreement relating to or consummating such a transaction could reasonably be expected to (i) delay obtaining, or increase the risk of not obtaining, any clearance required under the HSR Act or any other Antitrust/FDI Laws for the consummation of the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period, (ii) increase the risk of any Governmental Entity entering an order prohibiting the consummation of the transactions contemplated by this Agreement or (iii) delay the consummation of the transactions contemplated by this Agreement.

(c) Buyer shall, and shall cause the Buyer Entities and its and their respective Affiliates to, use its reasonable best efforts to obtain the required approvals and/or the expiration of applicable waiting periods under the HSR Act or other Required Antitrust/FDI Laws, and to avoid or eliminate each and every impediment under any Law or Order that may be asserted by any Governmental Entity or any other Person, so as to enable the transactions contemplated by this Agreement to be consummated as promptly as possible after the date of this Agreement and in any event on or before the Outside Date, including (i) promptly contesting, administratively or in court, any Suit or order of any Governmental Entity or any other Person respecting the transactions contemplated by this Agreement, (ii) entering into a consent decree, consent agreement or other agreement or arrangement with any Governmental Entity, (iii) holding separate, licensing, selling and/or divesting (pursuant to such terms as may be required by any Governmental Entity) assets or businesses of the Acquired Companies, or agreeing to do any of the foregoing; (iv) entering into customary ancillary agreements relating to any such sale, divestiture, licensing or disposition of the assets or businesses of the Acquired Companies, and (v) agreeing to or implementing limitations on the conduct or actions of, or altering the business or operations of the Acquired Companies after the Closing. Notwithstanding anything to the contrary herein, Sellers and the Acquired Companies shall not be obligated to take or refrain from taking, or commit to take or commit to refrain from taking, any action to obtain any required approvals and/or the expiration of applicable waiting periods under the HSR Act or other Antitrust/FDI Laws unless the effectiveness or consummation thereof is conditioned upon the consummation of the transactions contemplated by this Agreement.

5.3 Conduct of the Business. Except as (i) set forth on Section 5.3, (ii) required by Law, (iii) may be commercially reasonable in response to the COVID-19 pandemic or any other pandemic and reasonably consistent with (x) the actions taken by the Acquired Companies in response to the COVID-19 pandemic prior to the date hereof, (y) the applicable health and safety policies, procedures and protocols in effect at such date recommended by any Governmental Entity, the World Health Organization or any similar organization, or (z) the then-current operations of similarly situated Persons operating in the same industries, markets, or geographies in which the Acquired Companies operate, (iv) expressly required or permitted by this Agreement, or (v) Buyer may otherwise consent to in writing (which consent shall not be unreasonably withheld, conditioned or delayed), from the date hereof until the earlier of the Closing or valid termination of this Agreement in accordance with its terms (the “Pre-Closing Period”), Sellers shall, and shall cause each other Acquired Company to:

(a) conduct its business in the ordinary course of business in all material respects (except as otherwise provided in this Section 5.3);

(b) use commercially reasonable efforts in the ordinary course of business consistent with past practice in all material respects to preserve its relationships with customers, suppliers, partners, licensors, licensees, distributors and other Persons having business dealings with the Acquired Companies;

(c) not sell, lease, leaseback, convey title transfer, mortgage or assign any of its material assets or properties (including Real Property) or material interests therein, or pledge encumber, incur, create, assume or otherwise subject to a Lien (other than a Permitted Lien) any asset or property of any Acquired Company, in each case other than in the ordinary course of business consistent with past practice;

(d) not cancel, compromise, waive, settle, dismiss or release any right, claim or Suit, other than (i) in the ordinary course of business consistent with past practice that do not impose material restrictions on the business or operations of the Acquired Companies, taken as whole, or (ii) Suits with respect to which an insurer (but no Acquired Company) has the right to control the decision to settle;

(e) not sell, assign, transfer or grant any material license or sublicense of any rights under or with respect to any Intellectual Property Rights other than in the ordinary course of business consistent with past practice;

(f) not (i) incur or guaranty any Funded Indebtedness in excess of $10,000,000 other than Funded Indebtedness incurred pursuant to the Credit Agreement as in effect as of the date hereof and with respect to which the Acquired Company’s obligations will be released in full at or prior to the Closing, (ii) make any loans or advances to any Person that is not an Acquired Company other than in the ordinary course of business consistent with past practices, or (iii) make any capital contributions to, or investments in, any Person that is not an Acquired Company;

(g) not amend or make or authorize any change in any of its Organizational Documents;

(h) not create, issue, sell, encumber or otherwise dispose of any of its Equity Securities, or create, issue, sell, dispose of or grant any options, warrants, phantom stock, stock appreciation rights, convertible securities or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its Equity Securities;

(i) not make any increase in the compensation of (i) any of its directors, officers or direct reports to the CEO, or (ii) any of its other Employees, other than in the case of this clause (ii) (A) standard promotional increases made in the ordinary course of business consistent with past practice or (B) merit increases made in the ordinary course of business consistent with past practice not to exceed, in the aggregate across all such other Employees, 3.5% when annualized;

(j) not enter into any (i) collective bargaining agreement other than as may be required by any Law, to satisfy any effects bargaining obligations related to the transaction contemplated hereby, or any Contract or Benefit Plan in effect on the date hereof, or (ii) neutrality agreement, works council agreement or similar agreement with any union, works council or other body representing Employees for collective bargaining or organizing purposes, in each case other than as may be required by any Law, to satisfy any effects bargaining obligations related to the transaction contemplated hereby, or any Contract or Benefit Plan in effect on the date hereof; provided, however, that nothing in this subsection is intended to prevent the Acquired Companies from making minor modifications to employee work rules or procedures in the ordinary course of business consistent with past practice;

(k) not (i) hire any Employee, or (ii) terminate the employment of any Employee (other than for cause), in each case of clauses (i) and (ii), other than in the ordinary course of business consistent with past practice with respect to any Employee who earns (or would earn) an annual base salary equal to or less than $300,000;

(l) not adopt or materially modify any material Benefit Plan, in each case, except (i) as otherwise provided in Section 5.7, (ii) as may be required by any Benefit Plan in effect as of the date hereof, (iii) as may be required by any Law or Contract in effect on the date hereof or (iv) in the ordinary course of business consistent with past practice that do not materially increase the costs thereunder to the Acquired Companies or Buyer;

(m) accelerate the vesting or funding of, or the lapsing of restrictions with respect to, any compensation or benefits payable to any director, officer or Employee except as may be required by any Law, Contract or Benefit Plan in effect on the date hereof;

(n) not (i) settle or compromise any material Tax liability, (ii) make, change or rescind any material Tax election (it being understood that any entity classification election under Treasury Regulation Section 301.7701-3 is a material Tax election) other than any initial election made in the ordinary course of business consistent with past practice, (iii) surrender any right in respect of any material Tax refund or credit, (iv) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes other than as the result of an automatic extension of time within which to file any Tax Return taken in the ordinary course of business, (v) file any material Tax Return that was not prepared in accordance with the past practice except as otherwise required by a change in Law, (vi) except for such accrued Taxes contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, fail to timely pay to the appropriate Governmental Entity any material Taxes accrued on the books and records of the Acquired Companies due after the date hereof when due or (vii) amend any material Tax Return;

(o) not enter into any Contract that would be a Material Contract if it had been entered into prior to the date hereof (including for purposes this Section 5.3(o) any customer Contract of the type described in Section 3.9(a)(i)(B) but determined by reference to actual or reasonably expected revenues during the 12-month period following entry into such Contract) other than in the ordinary course of business consistent with past practice;

(p) not amend, modify, or terminate any Material Contract other than in the ordinary course of business consistent with past practice;

(q) not make or authorize capital expenditures except (i) as budgeted in the capital expenditures plan set forth on Schedule 5.3(q) (the “Capital Expenditures Plan”); (ii) in the ordinary course of business consistent with past practice; (iii) otherwise in an amount not to exceed $3,500,000 in the aggregate; or (iv) emergency capital expenditures;

(r) not make or adopt any change in its accounting methods, principles or practices or change its fiscal year, in each case, except insofar as may be required by a change in Law (or interpretations thereof) or required or authorized by a change in GAAP (or interpretation thereof);

(s) not directly or indirectly acquire or agree to acquire in any transaction any material equity interest in or material business (including by way of acquisition of assets) of any Person or material division thereof or any material properties or assets, except (i) (A) acquisitions of equity, property or assets in the ordinary course of business consistent with past practice in all material respects or, in the case of property or assets, as contemplated in the Capital Expenditures Plan, or (B) in an amount not to exceed $3,500,000, or (ii) acquisitions with respect to transactions between an Acquired Company, on the one hand, and an Acquired Company, on the other hand;

(t) not, other than in the ordinary course of business consistent with past practice, assign, transfer, cancel, amend, modify, fail to use commercially reasonable efforts to renew or fail to use commercially reasonable efforts to extend any material Permit of any Acquired Company;

(u) not adopt or enter into a plan of liquidation, dissolution, restructuring, recapitalization or other reorganization;

(v) not acquire any real property or interest in real property (other than a leasehold or similar interest);

(w) not declare, set aside, make or pay any dividend or other distribution, payable in stock or property or any other in kind dividend not payable strictly in cash, with respect to any of its equity securities (except for any dividend or distribution by an Acquired Company to another Acquired Company); and

(x) not legally obligate itself to do any of the actions described in the foregoing clauses (b) through (w).

Buyer’s written consent to any action restricted by this Section 5.3 shall be deemed granted on the earlier of (i) the date of delivery of such consent to Sellers by Buyer from one or more of the following individuals (the “Buyer Interim Period Team”): [•], and [•] (or such other individuals as Buyer may specify by notice to Sellers) specifically referencing this Section 5.3 and expressly granting consent to a particular action or inaction (such consent not to be unreasonably withheld, conditioned or delayed by Buyer and evaluated by Buyer in good faith) and (ii) the fifth Business Day after delivery by Sellers to Buyer Interim Period Team of such request for consent unless Buyer notifies Sellers to the contrary in writing prior to such date. E-mail shall constitute a valid form of consent of Buyer Interim Period Team for all purposes under this Section 5.3 in respect of such action or inaction. Notwithstanding anything in this Agreement to the contrary, (A) prior to the Closing, the Acquired Companies shall be permitted to pay any Indebtedness or Transaction Expense and/or make any distribution, dividend or other transfer of cash to another Acquired Company and/or any Seller, and (B) nothing in this Agreement shall prevent Sellers or any of the Acquired Companies from taking (or omitting to take) any action as required by any Pandemic Measure or from taking (or omitting to take) any action reasonably and in good faith with respect to COVID-19 or any Pandemic Measure, and without limiting the generality of the foregoing clauses (A) and (B), in no event shall any matter arising out of or relating to any such actions or omissions or any breach of, or failure to consummate any transaction contemplated by any Buyer Employee Agreement, (1) violate or breach or be deemed to violate or breach any provision of this Agreement in any way, (2) serve as a basis for Buyer to terminate this Agreement or (3) cause or be deemed to cause any of the conditions contained in Article VII to have not been satisfied. Nothing contained in this Agreement shall give Buyer, directly or indirectly, rights to control or direct the operations of any Acquired Company before the Closing.

5.4 Access to Books and Records. During the Pre-Closing Period, Sellers shall cause each of the Acquired Companies to provide Buyer and its Representatives with reasonable access, upon prior reasonable written request, during regular business hours, to (a) the officers and employees of the Acquired Companies and (b)

the Books and Records, but, in each case, only to the extent relating to the assets, liabilities or business of any Acquired Company; provided, that (i) Buyer and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Acquired Companies, (ii) none of Sellers or any of the Acquired Companies shall be obligated to provide such access or information to the extent that (A) doing so would violate any applicable Law or expose such Person to any liability for disclosure of any personal information, personally identifiable information or protected health information, (B) any information, documents or materials are subject to an attorney-client, attorney work product or other evidentiary privilege or protection, (C) such access or information is competitively sensitive or otherwise proprietary to any Seller or any Acquired Company or (D) any Seller determines in good faith, in light of COVID-19 or any Pandemic Measures, that doing so would jeopardize the health and safety of any Employee; provided, further that in the case of any access or information withheld pursuant to this clause (ii), such Seller shall identify any such withheld access or information to Buyer at such time and use its commercially reasonable efforts to communicate the substance of such access or information to Buyer via an alternative method and (iii) in no event shall such access extend to any sampling or analysis of soil, groundwater, building materials or other environmental media.

5.5 Exclusivity. During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement, the Acquired Companies shall not, and will cause its Affiliates (including the other Acquired Companies) and its and their respective Representatives and agents not to, directly or indirectly, take any action to initiate, solicit or engage in discussions or negotiations with, or provide any information to, any Person (other than Buyer and its Representatives) concerning any purchase of any equity interests in any Acquired Company or any merger, sale of the assets of the Acquired Companies or transactions involving the Acquired Companies that are similar in substance, purpose or effect to any of the foregoing (other than assets sold in the ordinary course of business consistent with past practice) (each such transaction, an “Acquisition Transaction”). The Company shall, and shall cause its Subsidiaries and Affiliates to, cease and cause to be terminated any existing discussions, communications or negotiations with any Person (other than Buyer and its authorized Representatives) conducted heretofore with respect to any Acquisition Transaction.

5.6 Communications Prior to Closing. During the Pre-Closing Period, Buyer and its Representatives may not contact or communicate with any customer, service provider or supplier of any Acquired Company in connection with any Acquired Company or the transactions contemplated hereby without the prior written approval of U.S. Seller (not to be unreasonably withheld, conditioned or delayed).

5.7 Amendment and Termination of Benefit Plans. To the extent applicable, prior to the Closing Date, the Acquired Companies shall (or shall cause its applicable Affiliates to) amend each Benefit Plan sponsored by the Acquired Companies, effective prior to or as of the Closing, to remove from the list of participating employers for each such Benefit Plan any entity that is not an Acquired Company. The Acquired Companies agree to provide Buyer with evidence of any such amendments no later than five (5) Business Days prior to the Closing Date. Further, Sellers shall, and shall cause the Acquired Companies to, terminate, or terminate participation in, as applicable, (a) any Benefit Plan that constitutes a 401(k) plan, effective as of the day immediately preceding the Closing and (b) any Benefit Plan that constitutes a group health plan, effective as of the Closing, in either case, unless otherwise requested by Buyer in writing no later than ten (10) Business Days prior to the Closing. If any such Benefit Plan pursuant to this Section 5.7 requires approval of the board of directors or similar governing authority of any Acquired Company in order to be amended or terminated, or for participation to be terminated, Sellers shall deliver to Buyer, prior to the Closing Date, evidence that such governing authority has validly adopted resolutions to amend or terminate, or terminate participation in, as applicable, and made any amendments required by applicable Law to, such Benefit Plan, effective as of the time specified above. Buyer shall establish or designate a retirement plan qualified under Section 401(a) of the Code in which the Employees shall be eligible to participate as of or as soon as practicable following the Closing (the “Buyer 401(k) Plan”). Buyer shall take all action necessary to cause the Buyer 401(k) Plan to accept rollovers of such Employees’ plan account balances, including any promissory notes associated with outstanding participant loans related to such account balances. In the event that such termination would trigger liquidation charges, surrender charges or other fees, then such charges or fees shall not be included in Transaction Expenses or as a Current Liability and shall be paid by Buyer.

5.8 Section 280G Matters. To the extent applicable, prior to the Closing Date, the Acquired Companies shall (a) use commercially reasonable efforts to secure a waiver from each Person who has a right to any payments and/or benefits that are “contingent” (within the meaning of Section 280G of the Code) on the transactions contemplated by this Agreement that do or would reasonably be expected to constitute a “parachute payment” (within the meaning of Section 280G of the Code), subject to the approval described in clause (b), of such Person’s rights to all such parachute payments and/or benefits (the “Waived 280G Benefits”) so that all remaining payments and/or benefits applicable to such Person will not be “excess parachute payments” that would not be deductible under Section 280G of the Code and (b) promptly thereafter, but in any event no later than one (1) day prior to the Closing Date, solicit the approval of the stockholders of any Acquired Company in a manner intended to comply with Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code of any Waived 280G Benefits. Not less than five (5) days prior to distribution of any materials to stockholders or “disqualified individuals” (within the meaning of Code Section 280G) in connection with the waiver and vote described in this Section 5.8, the Acquired Companies shall provide Buyer for its review and comment a copy of all such materials and a copy of its Section 280G calculations, and shall consider all of Buyer’s substantive comments to such documents in good faith. Prior to the Closing Date, U.S. Seller shall deliver to Buyer evidence that a stockholder vote was solicited in accordance with the foregoing provisions of this Section 5.8 and that either (i) the requisite number of stockholder votes was obtained with respect to the approval of the payment of the Waived 280G Benefits (the “280G Approval”), or (ii) that the 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits have not been and shall not be made or provided to the disqualified individuals. Notwithstanding the foregoing, to the extent that any contract, agreement or plan is entered into by or at the direction of any Buyer Related Party and a “disqualified individual” (within the meaning of Section 280G of the Code) in connection with the transactions contemplated by this Agreement on or before the Closing Date, Buyer shall provide a copy of such contract, agreement or plan (or, if unwritten, a description of the material terms thereof) to the Acquired Companies at least fifteen (15) days before the Closing Date and shall cooperate with Sellers in good faith in order to provide the Acquired Companies with the information reasonably necessary for the Acquired Companies to calculate or determine the value (for the purposes of Section 280G of the Code) of any payments or benefits granted or contemplated therein, which may be paid or granted in connection with the transactions contemplated by this Agreement that could constitute a “parachute payment” (within the meaning of Section 280G of the Code) (the “Buyer Arrangements”); provided that any Seller’s or the Acquired Companies’ failure to include the Buyer Arrangements in the stockholder voting materials due to Buyer’s breach of this Section 5.8 will not result in a breach of the covenants set forth in this Section 5.8. In no event shall any Seller or any Acquired Company be deemed in breach of this Section 5.8 if any disqualified individual refuses to execute a waiver or the 280G Approval is not obtained.

5.9 Termination of Affiliated Transactions. Prior to the Closing, the Acquired Companies shall take, or cause to be taken, in a manner that is reasonably satisfactory to Buyer, all actions necessary such that as of the Closing, all Affiliated Transactions will be terminated without any continuing Liability or costs to Buyer or its Affiliates (including, following the Closing, the Acquired Companies), other than the purchase and sale of products at arm’s-length and the resulting accounts receivable and accounts payable.

5.10 Data Room Deliverable. No later than five (5) Business Days after the date hereof, the Acquired Companies shall deliver, or cause to be delivered, to Buyer four (4) copies of a USB containing all documents posted to the Data Room as of 5:00 p.m. Eastern Time on the date that is one (1) Business Day prior to the date hereof.

5.11 Certain Consents and Other Actions. Upon Buyer’s written request, the Acquired Companies and Buyer shall cooperate in good faith in determining how (and whether) to proceed in giving notices to, and obtaining consents from, the various third parties described on Schedule 4.5; provided that, in any event, the Acquired Companies shall use reasonable best efforts to obtain, as soon as reasonably practicable after the execution of this

Agreement, any and all consents with respect to the Contracts required by the terms of this Agreement to be described on Schedule 4.5 that Buyer reasonably designates in writing as a consent that is desirable to obtain, in each case, in form and substance reasonably acceptable to Buyer in its reasonable discretion (and executed counterparts to such consents shall be delivered to Buyer reasonably promptly after receipt thereof), and Buyer shall cooperate with the Acquired Companies and provide information (as reasonably requested or required by the applicable third parties in connection with obtaining all such consents). The Company shall reasonably consider Buyer’s reasonable requests to follow up with any third party who has not responded to a request for consent or approval within a reasonable time after the initial outreach. For the avoidance of doubt, nothing in this Section 5.11 shall obligate the Acquired Companies or any of their respective Subsidiaries or any of their Affiliates to pay any consideration or offer to grant, or agree to, any financial or other accommodation to any Person from whom any such consent is requested.

5.12 Termination of Certain Financial Arrangements. Prior to the Closing, the Acquired Companies shall use commercially reasonable efforts to take, or cause to be taken, in a manner that is reasonably satisfactory to Buyer, all things necessary such that as of the Closing all Liens on the Acquired Companies or their respective assets arising with respect to any interest rate protection agreements and currency obligation swaps, commodities or securities, hedges, derivatives, collars, caps, forward contracts or similar arrangements required to be listed on Schedule 3.9(a)(xiii) will be released without any continuing Liability or costs to Buyer or its Affiliates (including, following the Closing, the Acquired Companies).

5.13 Intellectual Property Matters. For each application or registration of Owned Intellectual Property with respect to which an entity other than an Acquired Company is the publicly listed owner, Sellers will use commercially reasonable efforts to file all instruments and documents necessary to update the publicly listed owner of such Owned Intellectual Property and shall bear all costs and expenses associated therewith. If at, or after, the Closing, any application or registration of Owned Intellectual Property continues to reflect an entity other than an Acquired Company as the publicly listed owner, Seller will, upon Buyer’s reasonable written request and at Buyer’s sole expense, use commercially reasonable efforts to take such further action as reasonably necessary to update the publicly listed owner of such Owned Intellectual Property to reflect an Acquired Company.

ARTICLE VI

OTHER COVENANTS

6.1 Access to Books and Records. Buyer shall maintain until the seventh (7th) anniversary of the Closing Date all Books and Records relating to any Acquired Company or any asset or liability of any Acquired Company prior to the Closing in a manner consistent with Buyer’s bona fide document retention policies. After the Closing, Buyer shall provide Sellers and their respective Representatives with reasonable access, upon prior reasonable written request, during regular business hours, to (a) the officers and Employees of the Acquired Companies and (b) the Books and Records, but, in each case, only to the extent relating to the assets, liabilities or business of any Acquired Company prior to the Closing, and Sellers and their respective Representatives shall have the right to make copies of such Books and Records at their sole cost; provided that Sellers and their respective Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Acquired Companies. Notwithstanding anything herein to the contrary, no such access or examination shall be permitted to the extent that it would require Buyer to disclose information (i) that is subject to attorney-client, attorney work product or other evidentiary privilege or protection (provided however that Buyer shall use its reasonable best efforts to allow such access or disclosure to the maximum extent that does not result in a loss of legal privilege), (ii) that violates or breaches any third-party confidentiality obligations to which any Acquired Company is bound as of the date of this Agreement (provided, however, that Buyer shall use its reasonable best efforts to obtain a waiver with respect to such confidentiality obligation), or (iii) that violates any applicable Law or would expose any Acquired Company to any liability for disclosure of any personal information, personally identifiable information or protected health information (provided, however, that Buyer shall use its reasonable best efforts to allow such access or disclosure to the maximum extent that it does not violate applicable Law or result in any such Liability).

6.2 Indemnification; Directors and Officers Insurance.

(a) From and after the Closing Date, Buyer shall, and shall cause each of the Acquired Companies to, to the fullest extent permitted by Law, indemnify, defend and hold harmless each individual who on or prior to the Closing Date was a director, manager, officer or controlling equity holder of any Acquired Company (each, a “Covered Party”) against all Suits, claims, actions, Liabilities, losses, damages, judgments, fines, Taxes, penalties, fees, costs or expenses (including reasonable attorney fees, costs and expenses) incurred or suffered by such Covered Party arising out of or relating to any act or omission of such Covered Party in their capacity as a director, manager, officer, employee, trustee, fiduciary or controlling equity holder of any Acquired Company or any plan for the benefit of any employees of any Acquired Company or any acts or omissions taken at the request of any Acquired Company, in each case, at any time prior to or on the Closing Date (including the negotiation, entry into, performance and consummation of the transactions contemplated by this Agreement and the Ancillary Documents). Neither Buyer nor any Acquired Company shall settle, compromise or consent to the entry of any judgement in any pending or threatened Suit with respect to which a Covered Party may be entitled to indemnification hereunder without the prior written consent of such Covered Party, unless such Covered Party is given an express and unconditional full release of any and all Liability by all relevant parties. The foregoing shall be in addition to, and shall not modify or limit, any other rights any Covered Party may have under any Organizational Document, insurance policy, Contract or Law.

(b) For a period of not less than six (6) years from and after the Closing Date, Buyer shall cause the Organizational Documents of each Acquired Company to contain provisions no less favorable with respect to exculpation, indemnification, contribution, advancement of expenses or reimbursement of the Covered Parties than are set forth in such Acquired Company’s Organizational Documents as of the date hereof. Buyer agrees that all rights of the Covered Parties to exculpation, indemnification, contribution, advancement of expenses or reimbursement with respect to acts or omissions occurring at or prior to the Closing pursuant to any Organizational Document of any Acquired Company as in effect on the date hereof, any Contract with a Covered Party as in effect on the date hereof or any applicable Law shall survive the Closing and shall continue in full force and effect in accordance with their terms.

(c) On or prior to the Closing Date, Sellers and the Acquired Companies shall obtain, at Buyer’s sole cost and expense, a non-cancelable run-off insurance policy for directors’ and officers’ liability with the same limits and coverages provided under the directors’ and officers’ liability insurance policies maintained by Sellers and the Acquired Companies as of immediately prior to the Closing Date, for a period commencing on the Closing Date and continuing until the sixth (6th) anniversary of the Closing Date, to provide insurance coverage for events, acts or omissions occurring on or prior to the Closing Date, including in connection with this Agreement and the transactions contemplated hereby, for all persons who were directors, managers or officers of any Seller or any Acquired Company, as applicable, on or prior to the Closing Date (the “D&O Insurance”). Buyer shall cause each Acquired Company, as applicable, to maintain the D&O Insurance in full force and effect, and continue to honor the obligations thereunder.

(d) Buyer hereby acknowledges that certain Covered Parties may have rights to indemnification, contribution, advancement of expenses, reimbursement and/or insurance provided by Persons other than the Acquired Companies (collectively, the “Other Indemnitors”). Buyer hereby agrees (i) that Buyer and the Acquired Companies are the indemnitors of first resort (i.e., their obligations to the Covered Party are primary and any obligation of the Other Indemnitors are secondary), (ii) Buyer and the Acquired Companies shall be required to indemnify and advance expenses to any Covered Party to the extent required by the terms of this Agreement, the applicable Organizational Documents of the Acquired Companies, any other applicable indemnification agreements or arrangements and/or applicable Law, without regard to any rights the Covered Party may have against the Other Indemnitors or any insurance provided thereby and (iii) Buyer, on its own behalf and on behalf of the other Buyer Related Parties and their respective successors and assigns, hereby unconditionally and irrevocably waives, releases and forever discharges each of the Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. Buyer, on its own behalf and on behalf of the other Buyer Related Parties, further agrees that no advancement or payment by an Other Indemnitor on behalf of an Covered Party with respect to any claim for which an Covered Party has sought indemnification from any Acquired Company shall affect the foregoing and the applicable Other Indemnitor shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Covered Party against Buyer or any Acquired Company.

(e) In the event Buyer or any Acquired Company (i) consolidates with or merges into any other Person and shall not be the continuing entity after such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that such continuing entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 6.2.

6.3 Tax Matters.

(a) Allocation of Straddle Period Tax Liability. For all purposes under this Agreement, in the case of any Straddle Period, the portion of Taxes that are allocable to the portion of the Straddle Period ending on the Closing Date will be: (i) in the case of property Taxes and other Taxes imposed on a periodic basis without regard to, in either case, income, payroll, gross receipts or sales, deemed to be the amount of such Taxes for such entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of such Straddle Period ending on the end of the Closing Date and the denominator of which is the number of calendar days in such entire Straddle Period, and (ii) in the case of all other Taxes, determined as though the Tax period of the Acquired Companies terminated at the end of the Closing Date.

(b) Agreed Tax Treatment. The Parties agree that for United States federal income tax purposes and other applicable Income Tax purposes, (i) Buyer shall to the extent permitted by applicable Law, treat the Closing Date as the last date of a Tax period of such Acquired Company and shall reflect all Transaction Deductions in the Pre-Closing Tax Periods of the Acquired Companies to the extent permitted by applicable Law as determined under a “more likely than not” (or higher) standard, (ii) the acquisition of the U.S. Securities shall be treated as a purchase by Buyer and sale by U.S. Seller (and, therefore, its regarded owner) of an undivided interest in each of the assets of Facet US and its Subsidiaries attributable to the U.S. Securities and (iii) the acquisition of the International Securities shall be treated as a purchase by Buyer (or its designee) and sale by OUS Seller (and, therefore, its regarded owner) of an undivided interest in each of the assets of Facet BV and its Subsidiaries attributable to the International Securities (the “Agreed Tax Treatment”). Each Party shall file all Tax Returns consistently with the Agreed Tax Treatment and shall not take any position inconsistent therewith, except as otherwise required by a “determination” (as defined in Section 1313(a) of the Code).

(c) Transfer Taxes. Buyer shall pay 100% of all Transfer Taxes arising out of or in connection with the transactions contemplated by this Agreement, and shall file all necessary documentation and Tax Returns with respect to such Transfer Taxes.

(d) Post-Closing Actions. Buyer shall not, and shall not permit any of its Affiliates (including, after the Closing for the avoidance of doubt, the Acquired Companies) to, (i) except for Tax Returns first due (taking into account any applicable extensions) after the Closing, file, re-file, supplement or amend any Tax Return of any Acquired Company for any Pre-Closing Tax Period that was originally due on or before the Closing Date (taking into account any applicable extensions), (ii) make any filing to commence any voluntarily disclosure proceeding with any Governmental Entity regarding any Taxes or Tax Returns of any Acquired Company for any Pre-Closing Tax Period, (iii) make any election under Section 338 of the Code (or any comparable or similar provision of state, local or foreign Tax Law) with respect to the transactions contemplated by this Agreement, (iv) make any Tax election with respect to any Acquired Company that is retroactively effective on or prior to the Closing, or (v) take any action on the Closing Date after the Closing (other than as contemplated by this Agreement) outside the ordinary course of business that would reasonably be expected to create a Tax liability on the Closing Date, except in each case (x) with the prior written consent of Sellers, which consent shall not be unreasonably withheld, conditioned, or delayed, (y) as required or expressly permitted under this Agreement, or (z) as could not reasonably be expected to affect the amount of Pre-Closing Income Taxes or the amount of Taxes taken into account in Net Working Capital (it being understood that any such action taken after Pre-Closing Income Taxes and Net Working Capital have been finally determined pursuant to Section 2.5 shall not be considered to affect the amount of Pre-Closing Income Taxes or the amount of Taxes taken into account in Net Working Capital) or result in Sellers or any of their respective Affiliates (other than the Acquired Companies) incurring any Tax liability. For purposes of computing Indebtedness, any item of income or gain recognized on the Closing Date resulting from any transaction that is outside the ordinary course of business that is effected by Buyer or any of its Affiliates (including, after the Closing, the Acquired Companies) following the Closing shall be ignored.

(e) Purchase Price Adjustment. Any payments made pursuant to Section 2.5 shall be treated as an adjustment to the purchase price for the Securities acquired pursuant to this Agreement for all Income Tax purposes and the Parties shall not take any position inconsistent with such treatment unless otherwise required by a “determination” as defined in Section 1313(a) of the Code.

(f) Allocation of Purchase Price. No later than sixty (60) days following the determination of Net Working Capital as finally determined pursuant to Section 2.5, U.S. Seller shall prepare and provide to Buyer an allocation (i) of the Purchase Price between the U.S. Securities (the “U.S. Purchase Price”) and the International Securities (the “OUS Purchase Price”), (ii) of the U.S. Purchase Price (along with other items of consideration for U.S. federal income tax purposes) among the assets of Facet US and its Subsidiaries attributable to the U.S. Securities, and (iii) of the OUS Purchase Price (along with other items of consideration for U.S. federal income tax purposes) among the assets of Facet BV and its Subsidiaries attributable to the International Securities (as finally determined, and subject to any further amendment, in each case pursuant to this Section 6.3(f), the “Allocation”). The Allocation shall be determined in accordance with the principles set forth on Schedule 6.3(f). If within thirty (30) days of receiving the Allocation, Buyer delivers an objection to the Allocation in writing to U.S. Seller, Buyer and U.S. Seller shall attempt to resolve their differences, provided that if after thirty (30) days from delivery of such objection, Buyer and U.S. Seller are unable to agree on the Allocation, the Parties shall retain the Accounting Firm to resolve any remaining amounts in dispute (whose determination with respect to any remaining amounts in dispute shall be limited to whether U.S. Seller’s or Buyer’s position with respect to such remaining amounts in dispute item better reflects the principles of this Section 6.3(f)). The cost of the Accounting Firm shall be shared by Buyer and U.S. Seller in proportion to the degree to which the Buyer’s or U.S. Seller’s position with respect to such remaining amounts in dispute prevailed. The Allocation, as mutually agreed by Buyer and U.S. Seller or as determined by the Accounting Firm shall be final and binding on Buyer, Sellers, and their respective Affiliates. The Parties and their Affiliates agree not to take any position, in connection with any Tax Return, audit or similar proceeding related to Taxes, that is inconsistent with the Allocation (as adjusted for any adjustment to the Purchase Price) unless otherwise required by a “determination” as defined in Section 1313(a) of the Code.

6.4 Public Announcements. Each of Buyer and Sellers agrees that neither it nor any of its Affiliates will, without the written approval of the other Party, issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated by this Agreement, except as may be required by applicable Law or by the rules of any national securities exchange or stock market, in which case the Party required to make the release or announcement shall allow the other Party reasonable time to review and comment on such release or announcement in advance of such issuance; provided that (a) each of the Parties may make internal announcements to their respective employees regarding the transactions contemplated by this Agreement and (b) nothing herein shall prohibit or prevent any Seller or any of their respective Affiliates from disclosing any information of a nature that would typically be provided by private investment companies to their investors, prospective investors, financing sources and/or prospective financing sources.

6.5 R&W Policy. In the event that any Buyer Related Party obtains, or directs any other Person to obtain, any representations and warranties insurance policy or policies in respect of any representations and warranties contained in this Agreement or in any Ancillary Document at any time before or after the Closing (each such policy, a “R&W Policy”), (a) all premiums, fees and expenses (including all underwriting fees, Taxes, surcharges and brokerage commissions) related to such R&W Policy shall be borne solely by Buyer, (b) Buyer shall provide Sellers a reasonable opportunity to review such R&W Policy in advance of binding coverage thereunder and shall consider in good faith for incorporation in such R&W Policy any reasonable comments provided by Sellers, (c) such R&W Policy shall expressly waive any right or claim with respect to subrogation, contribution, assignment of rights or claims or any other form of recovery against all Seller Related Parties (except the right to assert a claim for Fraud against any Seller Related Party to the extent the payment of any loss under such R&W Policy arose out of Fraud committed by such Seller Related Party), (d) the Seller Related Parties shall be intended third party beneficiaries of the applicable provisions of such R&W Policy (including the waiver of rights and claims contemplated by clause (c)), and (e) no Buyer Related Party shall amend, waive, modify or otherwise revise, or permit the amendment, waiver, modification or other revision of, such R&W Policy in any manner inconsistent with the foregoing or otherwise materially adverse to any Seller Related Party without the prior written consent of U.S. Seller.

6.6 Confidentiality. Each Seller recognizes and acknowledges that it has knowledge of confidential and proprietary information concerning the Acquired Companies and their business, including information relating to financial statements, clients, customers, potential clients or customers, employees, suppliers, equipment, designs, drawings, programs, strategies, analyses, profit margins, sales, methods of operation, plans, products, technologies, materials, trade secrets, strategies, prospects or other confidential or proprietary information (“Confidential Information”). Notwithstanding the foregoing, Confidential Information shall not include (a) information which is or becomes generally available to the public other than as a result of a breach of this Agreement by a Seller, (b) information which is or becomes lawfully obtained by any Seller or any of its Affiliates from a source other than the Acquired Companies or any of their respective Affiliates so long as the source of such information is not known by such Seller or Affiliate, as applicable, at the time of disclosure to owe an obligation of confidentiality to the Acquired Companies or any of their respective Affiliates or (c) information that was independently developed after the Closing by or on behalf of any Seller or any of its Affiliates without use of any information which would otherwise constitute Confidential Information. During the two (2) year period beginning on the Closing Date, each Seller shall not, and shall cause each of its controlled Affiliates not to, use or disclose any Confidential Information except in connection with enforcing any rights, or defending any claim, under this Agreement or any Ancillary Document. In the event that, during such period, any Seller or any of its Affiliates is requested or required by any Governmental Entity or by interrogatory, subpoena, civil investigative demand or similar process to disclose any Confidential Information, such Seller or Affiliate, as applicable, may disclose the Confidential Information so requested or required, provided that, unless the disclosure is made in connection with a routine audit, investigation, query or review or a blanket document or information request, in each case, by a Governmental Entity that is not specifically directed at the Acquired Companies or the transactions contemplated by this Agreement, such Seller or Affiliate, as applicable, will, to the extent legally permissible and reasonably practicable, notify Buyer promptly of the request or requirement and provide Buyer with a reasonable opportunity to seek (at Buyer’s sole cost and expense) an appropriate protective order or waive compliance with the provisions of this Section 6.6. Notwithstanding anything to the contrary contained in this Agreement, nothing contained herein shall prevent any Seller or any of its Affiliates from making non-public disclosures to investors, prospective investors, financing sources, prospective financing sources and acquisition targets of the terms and conditions of this Agreement and the Ancillary Documents, both financial and otherwise, and any other Confidential Information, in each case, of a nature that would typically be provided by private investment companies and their Affiliates with respect to their prior investments. Furthermore, Buyer expressly understands and agrees that (i) Sellers and their respective

Affiliates, and entities controlled or otherwise managed by any of the foregoing (collectively, the “Seller Parties”), are engaged in businesses which are similar to the businesses of the Acquired Companies and may have investments in or may from time to time invest in or provide advice to any Person that may be or may become directly or indirectly competitive with Buyer or the Acquired Companies and nothing herein shall be deemed to limit or prevent in any manner any Seller Party’s or any of their respective Representatives’ ability to maintain, consider or make such investments or provide such advice so long as Sellers and their respective Affiliates do not violate this Section 6.6 and (ii) the Seller Parties and their respective Representatives may have general knowledge with respect to the industry in which the Acquired Companies operate, the businesses of the Acquired Companies and the topics covered by the definition of Confidential Information, and, notwithstanding anything to the contrary, this Agreement shall not limit the application or use of such general knowledge, including the purchase, sale, investment in, consideration of and decisions related to other investments. Notwithstanding anything to the contrary contained in this Agreement, nothing in this Section 6.6 shall create any obligation on behalf of, or with respect to, any Person if such Person does not actually receive any Confidential Information; provided, however, that no Person shall be deemed to have received any Confidential Information solely due to the fact that it or any of its Representatives is also a Representative of any Person which has received Confidential Information.

6.7 Certain Acquired Company Employees. Buyer covenants and agrees that on the Closing Date, Buyer or one of its Subsidiaries shall assume all payroll obligations and related services for all employees of the Acquired Companies set forth on Schedule 6.7 (each such employee, a “Transferred Employee”), including putting all Transferred Employees on its payroll systems and all withholding and reporting obligations. Sellers shall cooperate in good faith with Buyer as reasonably requested in connection with the actions contemplated by this Section 6.7.

6.8 ITAR Matters. No later than two (2) Business Days following the Closing, Buyer shall cause the Acquired Companies to file, or cause to be filed, notice to the U.S. Department of State’s Directorate of Defense Trade Controls (“DDTC”) in connection with the Acquires Companies’ International Traffic in Arms Regulations registration. Buyer and Sellers shall, and shall cause their respective Affiliates to, cooperate with each other in connection with such filing. Subject to applicable Law, each Party shall promptly inform the other Party of any communication and provide the other Party with copies of any written correspondences, filings or communications it or its Affiliates receives from DDTC regarding the transactions contemplated by this Agreement; provided, that materials may be redacted (a) to remove references concerning the valuation of the Acquired Companies, (b) as necessary to comply with contractual arrangements or applicable Laws and (c) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

6.9 Pre-Closing Insurance. From and after the Closing Date, as reasonably requested in writing by Buyer, Sellers shall provide (at Buyer’s sole cost and expense) reasonable cooperation to Buyer and the Acquired Companies in connection with their pursuit of claims with respect to Pre-Closing Occurrences under the Applicable Insurance Policies.

ARTICLE VII

CONDITIONS TO CLOSING; TERMINATION

7.1 Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Buyer) of the following conditions:

(a) Each of (i) the representations and warranties of Sellers set forth in Article III (other than the representations and warranties of Sellers set forth in Sections 3.1(a), 3.2, 3.3, 3.5(a)(i) and 3.6(a) (collectively, the “Seller Fundamental Representations”)) shall be true and correct (without giving effect to any “material”, “materiality”, or “Material Adverse Effect” qualification contained in such representations and warranties) at and as of the Closing (other than such representations and warranties that refer specifically to an earlier date, which representations and warranties shall have been true and correct as of such earlier date), except where the failure of any such representation or warranty to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (ii) the Seller Fundamental Representations shall be true and correct in all material respects at and as of the Closing (other than such representations and warranties that refer specifically to an earlier date, which representations and warranties shall have been true and correct in all material respects as of such earlier date);

(b) Sellers shall have performed in all material respects or complied in all material respects with the covenants and agreements required by this Agreement to be performed or complied with by any Seller at or prior to the Closing;

(c) All applicable waiting periods under the HSR Act and the other Required Antitrust/FDI Laws, and any contractual timing obligations with Governmental Entities through timing or similar agreements under applicable Required Antitrust/FDI Laws, shall have expired, been satisfied or been terminated, and all approvals or consents necessary under Required Antitrust/FDI Laws have been obtained;

(d) No Order enjoining or prohibiting any of the Parties from consummating the transactions contemplated hereby shall be in effect; and

(e) No change, event, occurrence or development that has had, or would reasonably be expected to have, a Material Adverse Effect shall have occurred since the date of this Agreement.

7.2 Conditions to Obligation of Sellers. The obligation of Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Sellers) of the following conditions:

(a) Each of (i) the representations and warranties of Buyer set forth in Article IV (other than the representations and warranties of Buyer set forth in Sections 4.1, 4.2 and 4.3 (collectively, the “Buyer Fundamental Representations”)) shall be true and correct at and as of the Closing (other than such representations and warranties that refer specifically to an earlier date, which representations and warranties shall have been true and correct as of such earlier date), except where the failure of any such representation or warranty to be so true and correct has not had a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement and (ii) the Buyer Fundamental Representations shall be true and correct in all material respects at and as of the Closing (other than such representations and warranties that refer specifically to an earlier date, which representations and warranties shall have been true and correct in all material respects as of such earlier date).

(b) Buyer shall have performed in all material respects or complied in all material respects with the covenants and agreements required by this Agreement to be performed or complied with by Buyer at or prior to the Closing.

(c) All applicable waiting periods under the HSR Act and the other Required Antitrust/FDI Laws, and any contractual timing obligations with Governmental Entities through timing or similar agreements under applicable Required Antitrust/FDI Laws, shall have expired, been satisfied or been terminated, and all approvals or consents necessary under Required Antitrust/FDI Laws have been obtained.

(d) No Order enjoining or prohibiting any of the Parties from consummating the transactions contemplated hereby shall be in effect.

7.3 Frustration of Closing Conditions. Notwithstanding anything to the contrary herein, neither Sellers nor Buyer may rely on or assert the failure of any condition set forth in this Article VII if such failure results from or was caused by such Party’s failure to comply with any provision of this Agreement.

7.4 Waiver of Conditions. All conditions set forth in this Article VII will be deemed to have been satisfied or waived from and after the Closing.

7.5 Termination. This Agreement may be terminated, and the transactions contemplated herein may be abandoned, prior to the Closing solely:

(a) by the mutual written agreement of Sellers and Buyer;

(b) by either U.S. Seller or Buyer, if (i) an Order enjoining or prohibiting any of the Parties from consummating the transactions contemplated hereby is in effect and such Order has become final and non-appealable and (ii) the terminating Party has not materially breached any provision of this Agreement;

(c) by Buyer, if (i) a breach of any representation, warranty, covenant or agreement on the part of Sellers set forth in this Agreement shall have occurred which (A) would give rise to the failure of a condition specified in Sections 7.1(a) or 7.1(b) to be satisfied and (B) is incapable of being cured on or before the Outside Date or, if capable of being cured, shall not have been cured prior to the earlier of (x) thirty (30) days after receipt by Sellers of written notice from Buyer stating its intention to terminate this Agreement pursuant to this Section 7.5(c) and (y) the Outside Date and (ii) Buyer has not materially breached any provision of this Agreement;

(d) by U.S. Seller, if (i) a breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement shall have occurred which (A) would give rise to the failure of a condition specified in Sections 7.2(a) or 7.2(b) to be satisfied and (B) is incapable of being cured on or before the Outside Date or, if capable of being cured, shall not have been cured prior to the earlier of (x) thirty (30) days after receipt by Buyer of written notice from U.S. Seller stating its intention to terminate this Agreement pursuant to this Section 7.5(d) and (y) the Outside Date and (ii) no Seller has materially breached any provision of this Agreement;

(e) by Buyer or U.S. Seller after the Outside Date, if (i) the Closing shall not have occurred on or before October 31, 2026 (the “Outside Date”), and (ii) the terminating Party has not materially breached any provision of this Agreement; provided, however, that (A) either Buyer or U.S. Seller may in its sole discretion elect to extend the Outside Date by up to one hundred eighty (180) days in one or more extensions if as of the then-current Outside Date either or both of (x) the conditions set forth in Sections 7.1(c) or 7.2(c) have not been waived or satisfied or (y) any other condition set forth in Sections 7.1 or 7.2 (other than those conditions that by their terms or nature are to be satisfied at the Closing) has not been waived or satisfied as a result of the effectiveness of any Order (whether preliminary, temporary or permanent) preventing the consummation of the transactions contemplated by this Agreement arising with respect to the HSR Act or any other Antitrust/FDI Laws; and (B) that the right to terminate this Agreement pursuant to this Section 7.5(e) shall not be available to any Party during the pendency of any Suit for specific performance of this Agreement, and in such case, the Outside Date shall automatically be extended until five (5) Business Days following the completion of such Suit; or

(f) by U.S. Seller, if (i) all of the conditions to Closing set forth in Section 7.1 have been satisfied or waived at the time of such termination (other than conditions that either (A) by their terms or nature are to be satisfied at the Closing (and which are, at the time of such termination, capable of being satisfied) or (B) the failure of which to be satisfied is attributable, in whole or in part, to a breach by Buyer of any of its representations, warranties, covenants or agreements contained in this Agreement), (ii) Sellers have notified Buyer in writing that Sellers are ready, willing and able to effect the Closing at such time, and (iii) Buyer fails to consummate the Closing on or before the second (2nd) Business Day following the date of delivery of the written notification by Sellers contemplated in clause (ii).

7.6 Effect of Termination.

(a) The valid termination of this Agreement in accordance with Section 7.5 shall terminate all rights and obligations of the Parties hereunder and none of the Parties shall have any Liability to any other Party hereunder, except that (i) Section 6.4, this Section 7.6, Section 8.2 and Article IX (and, in each case, any definitions used therein), shall survive any such termination; and (ii) no such termination shall relieve any Party of any Liability to the other Party resulting from any Fraud or Willful Breach of this Agreement prior to such termination.

(b) In the event of termination of this Agreement, and regardless of the reason for the termination, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms and any such termination shall not amend, modify, release, waive or otherwise limit any rights, obligations or remedies under the Confidentiality Agreement (except as set forth in Section 9.18).

ARTICLE VIII

NO SURVIVAL; NO OTHER REPRESENTATIONS OR WARRANTIES; MUTUAL RELEASES

8.1 No Survival of Representations, Warranties and Pre-Closing Covenants; No Liability. None of the (a) representations or warranties or (b) covenants or agreements which require performance at or prior to the Closing (“Pre-Closing Covenants”), in each case contained in this Agreement, any Ancillary Document or in any certificate or schedule delivered pursuant hereto or thereto, shall survive the Closing. In furtherance, not limitation, of the foregoing, the Parties, intending to contractually shorten any otherwise applicable statute of limitations, hereby agree that from and after the Closing, no Person will have any remedy, recourse or entitlement whatsoever, whether in contract, tort or otherwise, with respect to this Agreement, any Ancillary Document or any certificate or schedule delivered pursuant hereto or thereto, or the transactions contemplated hereby or thereby, it being agreed that all such remedies, recourse and entitlements are expressly waived and released to the fullest extent permitted by Law, except for (x) the right to specifically enforce, or to recover any damages with respect to the breach of, any covenant or agreement solely to the extent such covenant or agreement is to be performed or complied with after the Closing, and (y) the right to assert a claim for Fraud against any Party in the event such Party committed Fraud (clauses (x) and (y), collectively, the “Retained Rights”); provided, however, that no Person shall be entitled to seek any punitive or exemplary damages with respect to any Retained Rights, which are hereby expressly waived and released to the fullest extent permitted by Law (and which, for the sake of clarity, shall in no event constitute Retained Rights). Notwithstanding the foregoing, nothing in this Agreement shall be construed to restrict or limit in any way any claims, rights or defenses that any insured party may have against an R&W Insurer under the R&W Policy.

8.2 Investigation; No Other Representations or Warranties. Buyer, on its own behalf and on behalf of the other Buyer Related Parties, acknowledges and agrees that, in connection with the decision to enter into this Agreement and consummate the transactions contemplated hereby, such Person has inspected and conducted an independent review, investigation and analysis (financial, tax, legal, operational and otherwise) of the Acquired Companies and their respective businesses as desired by such Person. Buyer, on its own behalf and on behalf of the other Buyer Related Parties, further acknowledges and agrees that, notwithstanding anything to the contrary contained herein, except for the specific representations and warranties expressly made by Sellers in Article III (as qualified or modified by the Seller Disclosure Schedules), none of the Seller Related Parties has made, is making or will make, or will have any Liability with respect to, and the Buyer Related Parties have not relied, are not relying and will not rely on, and will not have any remedy, recourse or entitlement whatsoever with respect to, any representation or warranty, express or implied, at law or in equity, including with respect to (a) any Seller or any Acquired Company or any of their respective businesses, (b) the Securities or any other Equity Securities of the Acquired Companies, (c) the structure, acquisitions, dispositions, businesses, assets, liabilities, operations, prospects, condition (financial or otherwise), employees, service providers, customers or suppliers of the Acquired Companies, (d) the transactions contemplated hereby, (e) the accuracy or completeness of any information regarding any of the foregoing, including any information contained in any confidential information memorandum, management presentation, quality of earnings report, market study or other due diligence report or memorandum, any projections or budgets or any other information, document or material made available to any Buyer Related Party in any “data room” or online “data site,” during any management presentation or in any other form or manner or (f) any other matter whatsoever. Without limiting the generality of the foregoing, Buyer, on its own behalf and on behalf of the other Buyer Related Parties, further acknowledges and agrees that, with respect to any estimate, projection, forecast or other forward looking statement delivered or made available to any Buyer Related Party, (i) there are uncertainties inherent in attempting to make such estimates, projections, forecasts and forward looking statements, (ii) the Buyer Related Parties are aware that actual results may differ materially, (iii) no Person shall have any claim against any Seller Related Party or any other Person with respect to any such estimate, projection, forecast or forward looking statement and (iv) none of Seller Related Parties or any other Person has made, is making or will make, or will have any Liability with respect to, any statements regarding the probable success or profitability of the Acquired Companies or their respective businesses.

8.3 Buyer Release. From and after the Closing, to the fullest extent permitted under applicable Law, including by contractually shortening all applicable statutes of limitation, Buyer, on its own behalf and on behalf of the other Buyer Related Parties and their respective successors and assigns (each a “Buyer Releasor”), hereby unconditionally and irrevocably waives, releases and forever discharges any and all Liabilities, rights, claims, demands, causes of action, losses, damages, representations, warranties, covenants and agreements of any type whatsoever (whether express or implied) whether in law or equity or otherwise, that Buyer or any of the other Buyer Releasors have or may have, now or in the future, against any Seller Related Party and each of their respective successors and assigns, solely in their capacity as such (each, a “Buyer Releasee”), in each case, to the extent arising out of, or relating to, (a) the Securities or any other Equity Securities of any Acquired Company, or (b) any matter, occurrence, act, omission, fact or circumstances occurring or existing on or prior to the Closing Date, in each case, other than the Retained Rights (collectively, the “Buyer Released Claims”). Buyer shall, and shall cause the other Buyer Releasors to, (i) comply with and observe the release contained in this Section 8.3 and (ii) not bring or voluntarily participate or assist in any Suit or other claim with respect to any Buyer Released Claim. The Buyer Releasors understand and agree that the releases provided in this Section 8.3 extend to all Buyer Released Claims whether known or unknown, suspected or unsuspected. Each of the Buyer Releasors knowingly and voluntarily waives and relinquishes any and all provisions, rights and benefits conferred by any Law comparable or equivalent to California Civil Code Section 1542 which governs or limits a Person’s release of unknown claims. It is the intention of the Buyer Releasors through this Agreement and with the advice of counsel to fully, finally and forever settle and release all Buyer Released Claims. In furtherance of such intention, the releases given in this Section 8.3 shall be and remain in effect as full and complete releases of the Buyer Released Claims notwithstanding the discovery of any additional claims or facts relating thereto.

8.4 Seller Release. From and after the Closing, to the fullest extent permitted under applicable Law, including by contractually shortening all applicable statutes of limitation, each Seller, on its own behalf and on behalf of the other Seller Related Parties and their respective successors and assigns (each a “Seller Releasor”), hereby unconditionally and irrevocably waives, releases and forever discharges any and all Liabilities, rights, claims, demands, causes of action, losses, damages, representations, warranties, covenants and agreements of any type whatsoever (whether express or implied) whether in law or equity or otherwise, that any Seller or any of the other Seller Releasors have or may have, now or in the future, against any Buyer Related Party and each of their respective successors and assigns, solely in their capacity as such (each, a “Seller Releasee” and, together with the Buyer Releasees, the “Releasees”), in each case, to the extent arising out of, or relating to, (a) the Securities or any other Equity Securities of any Acquired Company, or (b) any matter, occurrence, act, omission, fact or circumstances occurring or existing on or prior to the Closing Date, in each case, other than the Retained Rights (collectively, the “Seller Released Claims”). Each Seller shall, and shall cause the other Seller Releasors to, (i) comply with and observe the release contained in this Section 8.4 and (ii) not bring or voluntarily participate or assist in any Suit or other claim with respect to any Seller Released Claim. The Seller Releasors understand and agree that the releases provided in this Section 8.4 extend to all Seller Released Claims whether known or unknown, suspected or unsuspected. Each of the Seller Releasors knowingly and voluntarily waives and relinquishes any and all provisions, rights and benefits conferred by any Law comparable or equivalent to California Civil Code Section 1542 which governs or limits a Person’s release of unknown claims. It is the intention of the Seller Releasors through this Agreement and with the advice of counsel to fully, finally and forever settle and release all Seller Released Claims. In furtherance of such intention, the releases given in this Section 8.4 shall be and remain in effect as full and complete releases of the Seller Released Claims notwithstanding the discovery of any additional claims or facts relating thereto.

8.5 Certain Acknowledgements. The Parties acknowledge and agree that the agreements contained in this Article VIII are an integral part of the transactions contemplated by this Agreement and that without such agreements, the Parties would not enter into this Agreement or otherwise agree to consummate the transactions contemplated hereby.

ARTICLE IX

MISCELLANEOUS

9.1 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by electronic mail, with confirmation of receipt, if sent prior to 5:00 p.m. Central time, or if sent later, then on the next Business Day or (d) on the fifth (5th) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

If to Buyer, to:

Donaldson Company, Inc.

c/o Legal Department

[•]

Attention:     [•]

Email:        [•]

With a required copy (which shall not constitute notice) to:

Baker & McKenzie LLP

300 East Randolph Street

Suite 5000

Chicago, IL 60601

Attention:     Dieter Schmitz

Email:    dieter.schmitz@bakermckenzie.com

If to any Seller, to:

c/o Madison Industries

[•]

Attention:     [•]

Email:    [•] [•]

With a required copy (which shall not constitute notice) to:

Paul Hastings LLP

71 South Wacker Drive, 45th Floor

Chicago, Illinois 60606

Attention:    Brian F. Richards

Email:       brianrichards@paulhastings.com

or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain).

9.2 Amendments and Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

9.3 Expenses. Except as otherwise provided in this Agreement, each Party shall bear its own costs and expenses in connection with the negotiation, documentation and consummation of the transactions contemplated by this Agreement, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the transactions contemplated by this Agreement are consummated, in each case, except as otherwise provided in this Agreement, including that Buyer shall be responsible for, and shall pay directly or promptly reimburse Sellers for amounts paid by or on behalf of any Seller or any other Seller Related Party, with respect to: (a) the Antitrust Expenses, (b) premiums, fees, costs or expenses (including underwriting fees, Taxes, surcharges and brokerage commissions) related to any R&W Policy or any other representation and warranty insurance policy acquired or otherwise obtained by any Buyer Related Party in connection with the transactions contemplated by this Agreement, (c) premiums, fees, costs or expenses (including Taxes, surcharges and brokerage commissions) related to the D&O Insurance, (d) obligations incurred by, on behalf of, or at the direction of, any Buyer Related Party (including in connection with any financing of the transactions contemplated by this Agreement), (e) fees, costs, expenses or obligations incurred in connection with arranging for the issuance of replacement letters of credit, surety bonds or similar instruments, backstop letters of credit or other assurances or posting cash collateral to the issuer with respect to all outstanding letters of credit, surety bonds or similar instruments issued with respect to any Acquired Company, and (f) premiums, fees, costs or expenses (including Taxes, surcharges and brokerage commissions) related to any title insurance policy covering any Owned Real Property (the foregoing clauses (a) through (f), collectively, “Buyer Expenses”).

9.4 Successors and Assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned, directly or indirectly (by operation of law or otherwise), by any Party without the prior written consent of the other Parties; provided that in any event in which written consent to assignment or delegation is granted hereunder, no such delegation or assignment will relieve the assignor or delegator of any of its obligations hereunder. Any attempted assignment without the required consents shall be void. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

9.5 Governing Law. This Agreement, the Ancillary Documents, the other certificates and schedules (including the Seller Disclosure Schedules) delivered pursuant hereto or thereto and the other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto, and all Suits, claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate hereto or thereto, or the negotiation, execution or performance of hereof or thereof (including any Suit, claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed exclusively by the internal Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

9.6 Exclusive Jurisdiction; Service of Process; MUTUAL WAIVER OF JURY TRIAL. Any Suit arising out of or relating to this Agreement, any Ancillary Document, any other certificate or schedule (including the Seller Disclosure Schedules) delivered pursuant hereto or thereto or any transaction contemplated hereby or thereby shall be brought exclusively in the Delaware Court of Chancery in New Castle County, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Suit, the United States District Court for the District of Delaware, or to the extent neither of such courts has subject matter jurisdiction over such Suit, the Superior Court of the State of Delaware, and in each case, the appellate courts having jurisdiction of appeals in such courts (collectively, the “Specified Courts”), and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the Specified Courts for itself and with respect to its property, generally and unconditionally, for the purpose of any such Suit. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any Suit arising out of or relating to this Agreement, any Ancillary Document, any other certificate or schedule (including the Seller Disclosure Schedules) delivered pursuant hereto or thereto or the transactions contemplated hereby or thereby in the Specified Courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any Specified Court that any such Suit brought in any Specified Court has been brought in an inconvenient forum. The choice of venue set forth in this Section 9.6 is intended by the Parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the Parties with respect to or arising out of this Agreement, any Ancillary Document, any other certificate or schedule (including the Seller Disclosure Schedules) delivered pursuant hereto or thereto or the transactions contemplated hereby or thereby in any jurisdiction other than those specified in this Section 9.6. A final judgment in any such Suit may be enforced in other jurisdictions by Suit on the judgment or in any other manner provided by Law. Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth herein shall be effective service of process for any such Suit. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY ANCILLARY DOCUMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF. EACH PARTY FURTHER WAIVES ANY RIGHT TO SEEK TO CONSOLIDATE ANY SUCH SUIT OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER SUIT OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY FURTHER CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED OR WARRANTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.6.

9.7 Counterparts. This Agreement may be executed in counterparts, and any Party may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Party. The Parties agree that the delivery of this Agreement, the Ancillary Documents and any other agreements and documents executed and delivered concurrently with the execution and delivery of this Agreement or executed and delivered at the Closing, may be effected by means of an exchange of facsimile signatures or other electronic delivery (including DocuSign).

9.8 No Third Party Beneficiaries. Other than (a) Section 6.2, Article VIII, this Section 9.8, Section 9.15, and Section 9.16, (b) to the extent necessary to enforce any of the foregoing, this Article IX and (c) the definitions of the terms used in any of the foregoing, in each case, which are intended to benefit and may also be enforced directly by the Covered Parties, the Other Indemnitors, the Releasees, the Seller Related Parties, the Buyer Related Parties, each Company Counsel and the Nonparty Affiliates, as applicable, this Agreement is not intended to confer and does not confer upon any Person other than the Parties any rights or remedies hereunder.

9.9 Entire Agreement. This Agreement, the Ancillary Documents, the other certificates and schedules (including the Seller Disclosure Schedules) delivered pursuant hereto and thereto and the other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto set forth the entire understanding of the Parties with respect to the transactions contemplated by this Agreement. All exhibits and schedules, including any Seller Disclosure Schedule, referred to herein are intended to be and hereby are specifically made a part of this Agreement and incorporated by reference herein. Any and all previous agreements and understandings between or among the Parties regarding the subject matter of this Agreement, the Ancillary Documents and any schedules hereto, whether written or oral, are superseded by this Agreement, the Ancillary Documents, the other certificates and schedules (including the Seller Disclosure Schedules) delivered pursuant hereto and thereto and the other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto, except for the Confidentiality Agreement which shall continue in full force and effect in accordance with its terms.

9.10 Seller Disclosure Schedules. Except as otherwise provided in the Seller Disclosure Schedules, all capitalized terms used therein shall have the meanings assigned to them in this Agreement. Matters reflected in the Seller Disclosure Schedules are not necessarily limited to matters required by this Agreement to be disclosed. No disclosure made in the Seller Disclosure Schedules shall constitute an admission or determination that any fact or matter so disclosed is material, meets a dollar or other threshold set forth in this Agreement or would otherwise be required to be disclosed, and no Person shall use the fact of the setting of a threshold or the inclusion of such facts or matters in any dispute or controversy as to whether any obligation, amount, fact or matter is or is not material, is or is not in excess of a dollar or other threshold or would otherwise be required to be disclosed, for purposes of this Agreement. Information disclosed in any Seller Disclosure Schedule will qualify any representation, warranty, covenant or agreement in this Agreement to the extent that a reasonable buyer would infer the relevance or applicability of the information disclosed to any such representation, warranty, covenant or agreement, notwithstanding the absence of a reference or cross-reference to such representation, warranty, covenant or agreement on any such Seller Disclosure Schedule or the absence of a reference or cross-reference to such Seller Disclosure Schedule in such representation, warranty, covenant or agreement. No disclosure in the Seller Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Summaries or descriptions of Contracts or other documents contained in the Seller Disclosure Schedules are qualified in their entirety by such Contracts or other documents themselves. The matters reflected in the Seller Disclosure Schedules are solely intended to qualify the representations, warranties, covenants and agreements contained in this Agreement and nothing contained in the Seller Disclosure Schedules shall in any event expand the scope of any representation, warranty, covenant or agreement contained in this Agreement or constitute or be deemed to constitute a representation, warranty, covenant or agreement.

9.11 Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

9.12 Remedies.

(a) The Parties agree that irreparable damage would occur (for which monetary relief, even if available, would not be an adequate remedy) in the event that any of the provisions of this Agreement were not performed by any Party, as applicable, in accordance with their specific terms or were otherwise breached by any Party, as applicable, including if the Parties fail to take any action required of them hereunder to consummate the transactions contemplated by this Agreement (including the obligation to consummate the Closing). It is accordingly agreed that (i) the Parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief to prevent breaches of this Agreement by any Party, as applicable, and to enforce specifically the terms and provisions hereof against each Party, as applicable, without proof of damages or otherwise, this being in addition to any other remedy to which the Parties are entitled at law or in equity and (ii) the right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. The Parties agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and agree not to assert that a remedy of monetary damages would provide an adequate remedy or that the Parties otherwise have an adequate remedy at law. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and/or to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.12 shall not be required to provide any bond or other security in connection with any such order or injunction.

(b) If any Seller seeks an award of damages with respect to a failure of Buyer to consummate the Closing, Buyer agrees such damages shall include damages based upon any decrease in share value, lost premium or lost benefit of the bargain affecting any Seller and its owners (in each case, taking into account relevant matters, including the total amount payable to Sellers under this Agreement and the time value of money).

(c) Notwithstanding anything to the contrary contained in this Agreement (including Section 9.12(a)), from and after the Closing, no Party shall have, and to the fullest extent permitted by Law each Party hereby expressly, irrevocably and unconditionally waives and releases, any right of rescission or any similar equitable right or remedy.

9.13 Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.14 Interpretation. The following rules of construction shall govern the interpretation of this Agreement: (a) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits or Schedules in this Agreement; (b) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP; (c) unless the context otherwise requires, words in the singular or plural include the singular and plural, and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter; (d) whenever the words “include,” “includes” or “including” are used in this Agreement they shall not in any way limit the language immediately preceding such word and shall be deemed to be followed by the words “but not limited to”; (e) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not simply mean “if”; (f) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is referenced in beginning the calculation of such period will be excluded (for example, if an action is to be taken within two days after a triggering event and such event occurs on a Tuesday, then the action must be taken on or prior to Thursday); and if the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day; (g) time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement; (h) the subject headings of Articles and Sections of this Agreement are included for purposes of convenience of reference only and shall not affect the construction or interpretation of any of its provisions; (i) the terms “hereof”, “herein”, “hereby”, “hereto”, and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto, (j) the term “any” means “any and all”, (k) unless the context otherwise requires, the term “or” shall not be exclusive and shall mean “and/or”; (l) references to “days” means calendar days unless Business Days are expressly specified, (m) references to “$” mean U.S. dollars; (n) any drafts of this Agreement, the Ancillary Documents and any Schedules or Exhibits circulated by or among the Parties prior to the final fully executed drafts shall not be used for purposes of interpreting any provision of this Agreement, the Ancillary Documents or any Schedules or Exhibits, and each of the Parties agrees that such Party and its Affiliates shall not make any claim, assert any defense or otherwise take any position inconsistent with the foregoing in connection with any Suit among any of the foregoing; (o) the Parties have participated jointly in the negotiation and drafting of this Agreement, the Ancillary Documents and the Schedules and Exhibits, in the event an ambiguity or question of intent or interpretation arises, this Agreement, the Ancillary Documents and the Schedules and Exhibits shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of Agreement, the Ancillary Documents and the Schedules and Exhibits and the language used in it will be deemed to be the language chosen by the Parties to express their mutual intent; (p) any action as may be taken (or omitted to be taken) reasonably and in good faith with respect to COVID-19 or any Pandemic Measure, shall be deemed to be in the ordinary course of business; and (q) if there is a need to convert U.S. dollars into any foreign currency, or vice versa, the exchange rate shall be that published by the Wall Street Journal three (3) Business Days before the date on which the obligation is paid (or if the Wall Street Journal is not published on such date, the first date thereafter on which the Wall Street Journal is published), except as otherwise required by applicable Law (in which case, the exchange rate shall be determined in accordance with such Law).

9.15 Legal Representation.

(a) Each Party acknowledges that (i) each of Sellers and the Acquired Companies have retained Company Counsel to act as its counsel in connection with the Transaction Matters as well as other past and ongoing matters, (ii) no Company Counsel has acted as counsel for any other Person in connection with the Transaction Matters, and (iii) no Person other than Sellers and the Acquired Companies has the status of a client of any Company Counsel for conflict of interest or any other purpose as a result thereof. Buyer (A) waives and will not assert, and will cause each of its Affiliates (including, after Closing, the Acquired Companies) to waive and not assert, any conflict of interest relating to any Company Counsel’s representation after the Closing of any Seller or any of their respective Affiliates in any matter, whether involving the Transaction Matters (including any litigation, arbitration, mediation, dispute resolution procedure or other proceeding) or otherwise, and (B) consents to, and will cause each of its Affiliates (including, after Closing, the Acquired Companies) to consent to, any such representation, even though in each case (x) the interests of Sellers and/or their respective Affiliates may be directly adverse to Buyer or the Acquired Companies, (y) such Company Counsel may have represented any Acquired Company in a substantially related matter, and/or (z) such Company Counsel may be handling other ongoing matters for Buyer or any of the Acquired Companies.

(b) Buyer agrees that, after the Closing, neither Buyer nor any of its Affiliates (including, after Closing, the Acquired Companies) will have any right to access or control any of any Company Counsel’s records relating to or affecting any Transaction Matter, which will be the property of (and be controlled by) Sellers. In addition, Buyer agrees that it would be impractical to remove all Attorney-Client Communications from the records (including e-mails and other electronic files) of the Acquired Companies. Accordingly, Buyer will not, and will cause each of its Affiliates (including, after Closing, the Acquired Companies) not to, use any Attorney-Client Communication remaining in the records of any Acquired Company after Closing in a manner that may be adverse to any Seller or any of their respective Affiliates.

(c) Buyer agrees, on its own behalf and on behalf of its Affiliates (including, after Closing, the Acquired Companies), that from and after Closing (i) the attorney-client privilege, all other evidentiary privileges, and the expectation of client confidence as to all Attorney-Client Communications are hereby assigned to and shall belong to Sellers and will not pass to or be claimed by Buyer or any of its Affiliates (including, after Closing, the Acquired Companies) and (ii) Sellers will have the exclusive right to control, assert, or waive the attorney-client privilege, any other evidentiary privilege, and the expectation of client confidence with respect to such Attorney-Client Communications. Accordingly, Buyer will not, and will cause each of its Affiliates (including, after Closing, the Acquired Companies) not to, (A) assert any attorney-client privilege, other evidentiary privilege, or expectation of client confidence with respect to any Attorney-Client Communication, except in the event of a post-Closing dispute with a Person that is not a Seller Related Party; or (B) take any action which could cause any Attorney-Client Communication to cease being a confidential communication or to otherwise lose protection under the attorney-client privilege or any other evidentiary privilege, including waiving such protection in any dispute with a Person that is not a Seller Related Party. Furthermore, Buyer agrees, on its own behalf and on behalf of each of its

Affiliates (including, after Closing, the Acquired Companies), that in the event of a dispute between any Seller Related Party, on the one hand, and Buyer or any of the Acquired Companies, on the other hand, arising out of or relating to any matter in which any Company Counsel jointly represented both parties, neither the attorney-client privilege, the expectation of client confidence, nor any right to any other evidentiary privilege will protect from disclosure to any Seller Related Party or any of their respective Affiliates any information or documents developed or shared during the course of such Company Counsel’s joint representation.

9.16 No Recourse Against Nonparty Affiliates. Notwithstanding anything to the contrary contained herein, except as provided in the Confidentiality Agreement with respect to the applicable parties thereto, (a) all Liabilities, claims or causes of action (whether in contract or in tort, in law or in equity, granted by statute or otherwise) of any Buyer Related Party or Seller Related Party that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the transactions contemplated hereby, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are those solely of) Sellers or Buyer; (b) other than Sellers and Buyer, no Person, including any Nonparty Affiliate, shall have any Liability (whether in contract or in tort, in law or in equity, granted by statute or otherwise) to any Buyer Related Party or any Seller Related Party for any Suits, claims, causes of action or Liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the transactions contemplated hereby or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach or the transactions contemplated hereby; (c) to the maximum extent permitted by Law, Buyer, on behalf of itself and all other Buyer Related Parties, and Sellers, on behalf of itself and all other Seller Related Parties, hereby waives and releases all such Liabilities, Suits, claims and causes of action against any such Nonparty Affiliates; and (d) without limiting the foregoing, to the maximum extent permitted by Law, Buyer, on behalf of itself and all other Buyer Related Parties, and Sellers, each on behalf of itself and all other Seller Related Parties, (i) hereby waives and releases any and all rights, Suits, claims, demands, or causes of action that may otherwise be available at law or in equity, in contract, in tort, granted by statute or otherwise, to avoid or disregard the entity form of any Seller or Buyer, as applicable, or otherwise impose Liability of any Seller or Buyer, as applicable, on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise, and (ii) disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to enter into, this Agreement.

9.17 Prevailing Party. In the event of any Suit in connection with this Agreement or any Ancillary Document, the prevailing Party in any such Suit shall be entitled to recover from the other Parties its fees, costs and expenses incurred in connection with investigating, preparing, prosecuting, determining and/or settling such Suit, including reasonable legal fees, costs and expenses.

9.18 Confidentiality Agreement. Buyer acknowledges and agrees that any information provided to or obtained by any Buyer Related Party in connection with the transactions contemplated by this Agreement will be subject to the Confidentiality Agreement and must be held and in accordance with and be subject to the terms of the Confidentiality Agreement. Buyer agrees to, and to cause the other Buyer Related Parties to, be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference. In the event of the termination of this Agreement in accordance with Section 7.5, notwithstanding anything to the contrary contained in this Agreement or the Confidentiality Agreement, the Confidentiality Agreement shall be deemed to be amended such that the term of the Confidentiality Agreement and each provision thereunder (including, for the avoidance of doubt, any provisions that provide for a shorter term) shall be extended to the date that is three (3) years after the date this Agreement is terminated.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

SELLERS:

FACET GROUP HOLDINGS II LLC

By:	/s/ Christopher Domke
Name:	Christopher Domke
Title:	President

FACET HOLDINGS II B.V.

By:	/s/ Christopher Domke
Name:	Christopher Domke
Title:	Managing Director

BUYER:

DONALDSON COMPANY, INC.

By:	/s/ Tod E. Carpenter
Name:	Tod E. Carpenter
Title:	President and Chief Executive Officer

By:	/s/ Amy C. Becker
Name:	Amy C. Becker
Title:	Chief Legal Officer and Corporate Secretary

Exhibit A

Accounting Principles

Exhibit B

Example Net Working Capital Calculation